UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ZYQC Group Holding Limited
(Exact name of registrant as specified in its charter)

Nevada	27-2019656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 401, 6/F, Building C, Huabao No. 1, Futian Free Trade Zone, Shenzhen, People’s Republic of China	518000
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number including area code: +86 4001689707

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001	None
(Title of class)	Name of each exchange on which each class is to be registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

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EXPLANATORY NOTE

ZYQC Group Holding Limited is filing this General Form for Registration of Securities on Form 10, or this “registration statement,” to register its common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934. Unless otherwise mentioned or unless the context requires otherwise, when used in this registration statement, the terms “Company,” “we,” “us,” and “our” refer to ZYQC Group Holding Limited and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference herein regarding our strategy, future operations, financial position, estimated financial results, planned transactions, projected costs, prospects, goals and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “project,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with such safe harbor provisions. Although we believe that the expectations, plans, intentions, and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The risks, uncertainties, and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

●	our goals and strategies;
●	the changing economic conditions and various other factors and their impact on the automotive retail industry and the new vehicle sales levels in China and in our particular geographic markets;
●	our ability to maintain and enhance our brands and reputation or to attract more consumers;
●	our relationships with vehicle manufacturers and distributors;
●	the consumer incentive, marketing, and other programs of vehicle manufacturers;
●	new laws, regulations, or governmental policies regarding fuel economy and greenhouse gas emission standards, or changes to existing standards;
●	taxes and other incentives or disincentives related to car purchases and ownership in China or in our particular geographic markets;
●	our expectations regarding demand for and market acceptance of our products and services;

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●	our expectations regarding keeping and strengthening our relationships with vehicle manufacturers and distributors, and car buyers;
●	our plans to invest in our automotive transaction and related services; and
●	competition in our industry.

This registration statement also contains market data relating to the automotive industry in China that is based on industry publications and reports. These industry publications and reports generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The automotive industry in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our common stock. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this registration statement. You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this registration statement relate only to events or information as of the date on which the statements are made in this registration statement.

Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this registration statement and the documents that we have referred to in this registration statement and have filed as exhibits to the registration statement with the understanding that our actual future results may be materially different from what we expect.

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ITEM 1. BUSINESS

Overview

We are a provider of automotive transaction facilitation services in China, connecting automakers, dealers, car buyers and other industry participants. We facilitate the purchase and sale of automobiles between automakers, dealers and other automobile sellers, on the one hand and car buyers, on the other. As of the date of this registration statement, we have relationships with more than 70 automakers and dealers and have served over 400 car buyers cumulatively since inception.

We offer a series of services for car buyers throughout the automobile purchase process, including plate registration, purchase of insurance and automotive products and accessories. Our service fees are based on the sales price of the automobiles and relevant services provided. Our service fees ranged from approximately $60 to $6,200 per vehicle. We primarily service buyers of regular cars priced below RMB 300,000 or recreational vehicles (the “RVs”) priced below RMB500,000.

We provide our services primarily through collaboration with regional operation centers that assist us with the sales of automobiles. As of the date of this registration statement, we collaborated with approximately 98 regional operation centers located in China covering an aggregate of 18 provinces. We charge operation centers a fee to use our trademark, brand, and logos, training and support, access to favorable pricing and customer services. We also pay commissions and management fees to operation centers based on the number and value of the orders placed by customers through the center.

To mitigate the negative impact of COVID-19 on our operations, beginning in June 2020, we expanded our marketing and sales of wines through our network of existing customers. We are not a manufacturer and acts as a distributor to sell the wine to the end customers. We purchased wine from a related party and other suppliers at market prices.

During the fiscal year ended June 30, 2020, we generated revenue $548,309, $752,110 and $18,185 from transaction facilitation services, licensing services and wine sales, respectively. During the fiscal year ended June 30, 2019, we generated revenue $722,986 and $1,127,347 from transaction facilitation services and licensing revenue, respectively. During the six months ended December 31, 2020, we generated revenue $93,565 and $41,459 from transaction facilitation services and wine sales, respectively. During the six months ended December 31, 2019, we generated revenue $440,913 and $583,612 from transaction facilitation services and licensing revenue, respectively.

Corporate History and Structure

We were incorporated under the name Titan Gold Corp. on September 16, 2009 under the laws of the State of Nevada. On February 25, 2010, we changed our name to Tundra Gold Corp. We were previously a mineral exploration company. We were not aware of any active business operations from 2013 until the Share Exchange Agreement described below, and there is nothing to indicate the nature of the disposal of the assets for the prior mineral exploration activities. There is therefore uncertainty as to how those assets were disposed of.

On December 31, 2018, the eight judicial District Court of Nevada appointed John Ballard, a stockholder of our company, as a custodian for the Company, after proper notice having been given to the officers and directors of the Company and receiving no opposition.

On January 30, 2019, we issued 52,000 shares of common stock to Mr. Ballard, in exchange for $30,000 and his services as the custodian. The shares issued to Mr. John Ballard were recorded as share based compensation.

On January 30, 2019, we amended our Article of Incorporation, to effect a 1-for-1,000 reverse stock split, with fractional shares otherwise issuable to be rounded up to the nearest whole share, and with no stockholder to receive less than 100 whole shares, and to change the company’s name to “ZYQC Group Holdings Limited”. After the reverse stock split, the Company had 100,000,000 shares authorized with par value of $0.0001, and 103,100 shares issued and outstanding. All share and per share value of the Company’s common stock for all periods presented in this registration statement are retroactively restated for the effect of the reverse stock split.

On February 11, 2019, Mr. Ballard entered into a stock purchase agreement whereby he transferred 52,000shares of common stock to Mr. Jun Chen Limited in exchange for $20,000 in cash. As a result of the sale, Mr. Ballard resigned as the sole officer and director of the Company. Mr. Jun Chen was then appointed as the Company’s CEO, CFO, Secretary, Treasurer and Director. This resulted in a change of control of the Company.

On March 1, 2019, the Company issued 5,000,000 shares of common stock to Mr. Jun Chen as compensation for his services as an officer and director of the Company.

On October 8, 2019, the Company entered into a Share Exchange Agreement (“Share Exchange”) with ZYQC International Holding Group Limited, a Seychelles corporation (“ZYQC International”) and Mr. Jun Chen. Upon closing of the Share Exchange Agreement, we issued 300,000,000 shares of common stock of the Company to the shareholders of ZYQC International. The former shareholders of ZYQC International acquired a majority of the issued and outstanding shares of our common stock as a result of the share exchange transaction. The transaction has been accounted for as a recapitalization of the Company, whereby ZYQC International is the accounting acquirer. Immediately after such share exchange, the Company had a total of 305,103,100 issued and outstanding shares of common stock.

ZYQC International was incorporated on April 4, 2019 in Seychelles and holds 100% of the issued and outstanding capital stock of Zhongyuanchuang Trading Co., Ltd. (“Zhongyuanchuang”), a Hong Kong corporation. Zhongyuanchuang is the parent company of Shandong Zhongyuan Future Automobile Technology Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Shandong Zhongyuan” or “WFOE”) which, in turn, owns 100% of the equity interest of Zhongyuan Automobile Trading Co., Ltd. (“Zhongyuan Trading”). ZYQC International and its subsidiaries are engaged in the provision of automotive transaction facilitation services in China.

Prior to the Share Exchange we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act). As a result of the Share Exchange, we have ceased to be a “shell company”.

On September 4, 2020, Mr. Jun Chen resigned as the Company CEO, CFO, Secretary. On the same day, the board of directors of the Company (the “Board”) approved an increase of the size of the Board from one director to three directors. Thereafter, on the same day, the Board appointed Yaxuan Liu, Aiping Zhou and Zhenguo Sun, to fill the vacancies on the Board created by the resignation of Mr. Chen and the increase in the size of the Board. In addition, the Board appointed Mr. Liu to serve as the Company’s Chief Executive Officer and Secretary and Ms. Zhou to serve as the Company’s Chief Financial Officer and Treasurer.

The diagram below shows our corporate structure as of the date of this registration statement:

China’s Automotive Market

According to the China Association of Automobile Manufacturers, the Chinese auto market has maintained a momentum of growth from 2001 to 2017, with a slight decline from 2018 to 2020. However, under the impact of the COVID-19 epidemic in China in 2020, the rate of decline in China’s auto sales was 1.9%, a 6.3% decrease as compared to 2019. There were 25.31 million vehicles sold in 2020, showing the strong recovery of China’s auto market. China’s auto sales continued to rank first in the world in 2020.

The chart below illustrates the historical growth in auto sales and growth rates for the years presented.

Source: http://www.caam.org.cn/

The chart below illustrates the historical and expected growth in passenger car sales and growth rates for the years presented.

Source: http://www.caam.org.cn/

Our Strengths

We believe that the following strengths have contributed, and will continue to contribute, to our growth:

●	Broad geographic coverage. We cooperate with more than 100 regional operation centers across China, covering 18 provinces and municipalities. This nationwide network enables the Company to reach a vast potential customer base and provide customers with convenient automobile purchase and after-sales services.
●	Competitive price. Our bulk purchasing model enables us to offer automobiles at lower prices to the customers.
●	Wider choices. Unlike a 4S store (which refers to an auto dealership shop offering sales, service, spare parts and surveys (customer feedback) services) that only carries one brand within a certain geographic area, we source vehicles from different auto manufacturers across China and make them available for purchase through the operation centers in various regions.
●	Customized solutions. We provide customers with more personalized choices. For example, we could equip their low-end cars with functions or accessories that are only equipped on middle and high-end cars.

Our Strategies

We intend to execute the following strategies to further expand our business:

●	Continue to expand nationwide footprint. We plan to expand our nationwide footprint by collaborating with more regional operation centers across China. We plan to expand into new cities and to enhance and diversify the service offerings in the cities we already cover. Growing our nationwide footprint will allow us to bring more customers and to reinforce the economies of scale effects that we enjoy.
●	Further improve customer experience. We aim to further improve our customer experience in every aspect of customer interactions with us and the regional operation centers. Through broader geographic coverage, enhanced services, continued technological innovation, employee training, and partnerships with third-party service providers, we strive to deliver better and differentiated user experiences. For example, we plan to provide a wider selection of cars with more personalized options and strengthen local support from the operation centers to facilitate automotive transaction process.
●	Capture additional services opportunities. We will continue to leverage our strong customer relationships and comprehensive coverage of a customer’s entire car transaction journey to capture additional service opportunities. We aim to increase our cross-selling efforts, and build on our deep understanding of customers to offer more accurate personalized recommendations of products and services to our customers, such as financing products, insurance referrals and car repair services.
●	Commence sales of ZYQC branded RVs. To capture the rising demand for RVs in China, we plan to cooperate with a well-known Chinese RV manufacturer to launch several customized RV models under our own brand names. We also plan to sell RV accessories and supplies.
●	Expand our wine sales. We will continue to leverage the network of our existing automotive facilitation service customers as well as the operation centers to expand our wine sales. We aim to provide our wine customers with a wider selection of wines by securing collaboration with wine manufacturers and suppliers nationwide.

Our Services

We facilitate automotive purchase transactions between automotive manufacturers, dealers, other wholesalers and car buyers. Specifically, we assist prospective car buyers to find suitable cars in our vast dealer network according to each car buyer’s unique preference. Our services also enable our dealers to tap into our large car buyer base. We charge car buyers fees for facilitating purchase transactions, which generally range from approximately $60 to $6,200 per vehicle.

Our service process begins with our comparative research and analysis through our own technology platform. We research and analyze the low and medium-end brand cars currently sold in the market and generally focus on purchase price, popularity, frequency of failure, functions, and sales volume in recent years. Our research and analysis aims to enable us to select the car makes and models that offer more competitive price and better quality to our customers but also ensure our profitability.

Based on our research and analysis, we will inform each operation center of our selection of cars periodically, which will be marked by the operation centers to potential car buyers through their network. The regional operation centers will gather feedback on the selected cars, such as level of interest and desired functions and report back to us. Based on the feedback from the operation centers, we will adjust our selection and confirm the final selection of cars available for sales. We aggregate customer orders from the operation centers and then place orders with the auto manufacturers, dealers or other sellers of cars after we sign purchase agreements with car buyers and receive down payments. We do not provide customers with any financial loan services but we will recommend certain funding sources for customers who need financing.

We possess a large number of automotive transaction data, as we facilitate the automotive purchases. By using our automotive transaction facilitation services, car buyers are able to enjoy economies of scale in vehicle purchases. Similarly, our automotive transaction facilitation business is also powered by our technology platform, aiming to maximize efficiencies.

As part of our transaction facilitation services to car buyers, we also facilitate the sale of insurance policies from insurance brokers or companies and application of license plates. The operation centers may offer additional after-market services such as automotive repair and maintenance services, which will be billed separately to the car buyers. We do not earn any fees for these services provided by operation centers. We believe we are able to understand the needs of car buyers and deliver competitively priced products that resonate with car buyers.

Collaboration with Operation Centers

As of the date of this registration statement, we collaborated with approximately 98 regional operation centers in China. The operation centers are mainly divided into two categories: city-level operation centers and district/county-level operation centers. There are 4 city-level operation centers located in Shanghai and Chongqing and Hunan Province, China and 134 district/county-level operation centers located in Guizhou Province, Guangdong Province, Hunan Province, Hubei Province, Jiangxi Province, Chongqing, Gansu Province, Anhui Province, Shaanxi Province and Shanxi Province, Guangxi Province, Henan Province, Zhejiang Province, Fujian Province, Inner Mongolia Autonomous Region, Sichuan Province, Shanghai and Jilin Province.

The operation centers are not owned or controlled by us but rather are owned and operated by our local partners under business cooperation agreements with us. We enter into business cooperation agreements with these partners, pursuant to which they are authorized to operate the regional centers within a specified territory and use our trademark, brand and logo in connection with the sales of automobiles. They also have access to a lot of resources we have, including business model, consultation services, corporate culture, and operation management and training systems. Our regional partners are required to pay us a one-time license fee for the use of our brand and trademarks and access to our resources. These operation centers assist us with the sales of cars and are responsible for collecting information from prospective car buyers, marketing selected cars to prospective car buyers and providing local support to customers such as arranging test driving and execution of documents.

In addition to commissions earned from sales of automobiles, the operation centers also generate revenue by providing follow-on services, such as automotive maintenance and repairs services and annual vehicle inspection services. Although we do not share revenue for such follow-on services with the operation centers, we believe the availability of such services to our customers complement our services, help maintain our customer base and build recognition of and trust in our band.

We believe we benefit from the collaboration with regional operation centers in that we do not need to bear significant costs to manage these cooperative operation centers but are able to sell a large quantity of cars according to the local market demand advised by the operation centers. This helps the company to achieve significant business scale and growth.

Manufacturers, Dealers and Other Sellers

We have a network of manufacturers, dealers and other sellers of automobiles, which is the foundation of our services, and we closely collaborate with these sales channels when we provide services to car buyers. At the same time, we help dealers increase their sales and source additional car buyers for them.

As of December 31, 2020, our network was comprised of 70 manufacturers, dealers and other sellers of automobiles. As of the same date, our network covered 139 cities and all province-level administrative regions in China.

Car Buyers

As of December 31, 2020, we had served 469 car buyers cumulatively since inception, and a majority of such car buyers were from lower-tier cities. Lower-tier cities in China have demonstrated strong growth potential for automotive transactions, which offers opportunities for us to address the demand from car buyers and expand in these cities.

We acquire car buyers through regional operating centers. In the fiscal year ended June 30, 2020 and 2019, we facilitated a total of 210 and 290 of automotive purchases, respectively. During the six months ended December 31, 2020 and 2019, we facilitated a total of 14 and 160 of automotive purchases, respectively.

We remain in contact with many car buyers even after their purchases are complete. We, through the regional centers, place phone calls or provide notifications to car buyers regarding additional automotive services and products, such as automotive insurances, maintenance and repairs.

In addition, we also maintain regular contact with prospective car buyers who have indicated interest in purchasing a car but have not been able to locate a suitable one in our car offerings. We aim to convert some of them into our customers in the future. Our frequent contacts with these prospective car buyers and deep insights into their needs may also bring us additional cross-selling opportunities in the future.

Our Technology Platform

We have developed a centralized technology system that supports the key aspects of our operations, including data collection, analysis, processing as well as operation management which allows us to simplify and standardize our operations and improve operational efficiency and scale up our business. Our system collects customer behavior and transaction data as well as market information and leverages big data analytics and AI to analyze such data and information, which enables us to better understand market trend and customer preferences, continuously enhance our procurement of products and services, price our products with more flexibility and retain more customers. Our system is accessible by the regional operation centers at a fee or for free if the operation center has completed certain number of purchases.

Marketing

We increase our brand awareness primarily through marketing and interaction with existing and prospective car buyers on social media, such as WeChat and TikTok. We also conduct offline marketing through our operation centers. Beginning in June 2020, we have marketing and selling wine through our existing network of customers. Specifically, we reached out to our customers with our wine offerings through phone calls, text messages, and social media, such as WeChat and organized wine sales conferences from time to time.

Seasonality

We experience seasonality in our business, reflecting car buyers’ purchase patterns. A greater number of cars tend to be purchased in the second half of each year, in part due to the introduction of new models from automotive manufacturers. This increase in car sales generates greater demand for our services. On the other hand, the Chinese New Year holiday contributes to lower activity levels in the first quarter of each year. As a result, we typically record higher revenues during the second half of each year compared to the first half.

Insurance

We provide social insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We also purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Competition

The automotive transaction industry in China is large yet competitive. Our competitors mainly include traditional 4S stores and some online e-commerce auto sales companies, such as JD.com (NASDAQ: JD) and Alibaba (NYSE: BABA). The difference between us and traditional 4S stores is that we sell products primarily through local operation centers located across China. In addition, we can choose to sell different brands of cars and to provide customers with more tailored services. The main difference between us and e-commerce platforms such as JD.com and Alibaba is that customers can schedule on-site test drives through the demonstrative vehicles parked in the operation centers. In addition, our centralized purchasing method can also ensure that we could sell the automobile products to our customers at a lower price. We also provide customers with more customized choices.

Regulation

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Company Establishment and Foreign Investment

The establishment, operation and management of companies in China is governed by the PRC Company Law, as amended in 2005 and 2013. According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The establishment procedures, approval procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are regulated by the Wholly Foreign-owned Enterprise Law of the PRC, as amended on September 3, 2016, and the Implementation Regulation of the Wholly Foreign-owned Enterprise Law, as amended on February 19, 2014. In September 2016, the National People’s Congress Standing Committee published the Decision on Revising Four Laws including the Wholly Foreign-owned Enterprise Law of the People’s Republic of China, which changes the previous “filing or approval” procedure for foreign investments in China. Except for the industries listed in the negative lists under the Guidance Catalogue of Industries for Foreign Investment (Revised in 2017), or the Catalog, effective on July 28, 2017, foreign investments in business sectors are therefore no longer subject to special administrative measures that require application for approval, instead, only a filing is required. Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises promulgated by MOFCOM on October 8, 2016 and amended on July 30, 2017, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant commerce authorities. Additionally, the registration for a PRC Company’s establishment, modification, and termination shall comply with the provision of Regulation of the People’s Republic of China on the Administration of Company Registration which was amended by the State Council on February 6, 2016.

The Provisions on Guiding Foreign Investment promulgated by the State Council on February 11, 2002 and the Catalog classify foreign investment projects into four categories: encouraged projects, permitted projects, restricted projects and prohibited projects. The purpose of these regulations is to direct foreign investment into certain priority industry sectors and restrict or prohibit them from entering into other sectors. If the investment falls within the industry sector which belongs to the encouraged category, such foreign investment can be conducted through a wholly foreign-owned enterprise, or a joint venture enterprise with any shareholding percentage requirement. If the investment falls within a permitted category, such investment may be conducted through a wholly foreign-owned enterprise, provided certain requirements are met. However, if the investment falls within a restricted category, in some cases, the establishment of a joint venture enterprise will be required with a minimum shareholding requirement for the Chinese party, varying according to the industries. If the attempted foreign investment falls within a prohibited category, foreign investment of any kind is not allowed. Any industry not falling into any of the encouraged, restricted or prohibited categories is classified as a permitted industry for foreign investment.

Our company is now engaged in the sales business of automobiles and auto parts products. According to the above laws, we do not need to apply for special administrative license. We have obtained the qualification to engage in these businesses.

Regulations on Advertisement

The PRC government regulates advertising principally through the SAIC. The PRC Advertising Law, or the Advertising Law, as amended in April 2015, outlines the regulatory framework for the advertising industry. The Advertising Law stipulates that advertisements shall not contain any false or misleading content or defraud or mislead consumers. Any advertisement that defrauds or misleads consumers with any false or misleading content is considered a false advertisement. An advertiser shall be responsible for the veracity of contents of advertisement. Violation of these regulations may result in penalties calculated on the basis of advertising expenses.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law adopted in August 23, 1982 and subsequently amended in February 22, 1993, October 27, 2001 and August 30, 2013 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in August 3, 2002 and amended on April 29, 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the first or any renewed ten-year term. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. During the three months after this public announcement, any person entitled to prior rights and any interested party may file an objection against the trademark. The PRC Trademark Office’s decisions on rejection, objection or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, at which point the trademark is deemed to be registered and will be effective for a renewable ten-year period, unless otherwise revoked. Trademark license agreements should be filed with the Trademark Office or its regional offices.

Regulations on Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises include the PRC Company Law, the Foreign Invested Enterprise Law, and the Implementation Rules of the Foreign Invested Enterprise Law. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Enterprise Income Tax

Under the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008 and was subsequently amended on February 24, 2017, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status.

The EIT Law and the implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Relevant Issues Concerning the “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, which replaces the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties and the Announcement on the Recognition of Beneficial Owners in Tax Treaties by the SAT, comprehensive analysis based on the stipulated factor therein and actual circumstances shall be adopted when recognizing the “beneficial owner” and agents and designated wire beneficiaries are specifically excluded from being recognized as “beneficial owners”.

Regulation on Intermediation

An intermediation contract under the PRC Contract Law is a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Our business practice of connecting automobile manufacturers, dealers and other sellers with individual car buyers may constitute an intermediary service, and our agreements with car buyers may be deemed as intermediation contracts. Pursuant to the PRC Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and is liable for the damages caused.

Regulations on Value-added Tax

Pursuant to applicable PRC regulations promulgated by the Ministry of Finance and the SAT, any entity or individual conducting business in the service industry is required to pay a valued-added tax, or VAT, with respect to revenues derived from the provision of services. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

Regulations on Employment

Pursuant to the PRC Labor Law, the PRC Labor Contract Law and the Implementing Regulations of the Employment Contracts Law, labor relationships between employers and employees must be executed in written form. Wages may not be lower than the local minimum wage. Employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

Under PRC laws, rules and regulations, including the Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Funds and the Regulations on the Administration of Housing Accumulation Funds, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity leave insurance and housing accumulation funds. These payments are made to local administrative authorities and any employer who fails to contribute may be fined and ordered to pay the deficit amount.

Regulations on Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2009, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration authorities. Pursuant to implementing rules stipulated by certain provinces or cities, such as Tianjin, if the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines.

According to the PRC Contract Law which took effect in October 1999, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor should still remain valid. Pursuant to the PRC Property Law which took effect in October 2007, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest should not be affected by the subsequent mortgage, but where a mortgagor leases the mortgaged property after the creation and registration of the mortgage interest, the leasehold interest should be subordinated to the registered mortgage.

In addition, the Supreme People’s Court issued the Interpretation on Several Issues with respect to the Specific Application of Law in the Trial of Disputes over Partitioned Ownership of Buildings, pursuant to which, if the landlord uses his property, which is designated for residential use, for business purposes without prior consents of other owners whose interests are involved, the other owners may request for removing impairment, eliminating danger, reinstatement or compensation for losses.

Regulation on Internet Information Security and Privacy Protection

PRC government authorities have enacted laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The Standing Committee of the National People’s Congress, or the SCNPC, China’s national legislative body, enacted the Decisions on Maintaining Internet Security in December 2000, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC in December 2012, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. Any entity collecting personal information must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties, and is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the entity collecting personal information to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, according to the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues concerning the Application of the Law in Handling Criminal Cases Involving Crimes of Illegally Using the Information Network or Providing Aid for Criminal Activities regarding Information Network issued on October 21, 2019 and taking effect on November 1, 2019, a violator refusing to perform the obligation of safety management for the information network, causing the disclosure of user information, and falling under one of the following circumstances shall be deemed “causing serious consequences” as prescribed under the PRC Criminal Law: (i) causing the disclosure of not less than 500 pieces of location information, communication content, credit information, and property information; (ii) causing the disclosure of not less than 5,000 pieces of accommodation information, communication records, health and physiological information, transaction information and other user information that may affect personal or property safety; (iii) causing the disclosure of not less than 50,000 pieces of user information other than the information set forth in items (i) and (ii); (iv) causing the disclosure of user information which quantity does not meet the standards set forth in items (i), (ii) and (iii), but meets the relevant quantity standards after conversion at the corresponding proportion in aggregate; (v) causing deaths, serious injuries, mental disorders or kidnapping of others, or other serious consequences; (vi) causing material economic losses; (vii) seriously disturbing the social order; or (viii) causing other serious consequences.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015, which became effective in November 2015, any person or entity that fails to fulfill the obligations related to Internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

On November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the MIIT, the General Office of the Ministry of Public Security and the General Office of the SAMR jointly issued the Notice on the Measures for Determining the Illegal Collection and Use of Personal Information through Mobile Applications, which aims to provide reference for supervision and administration departments and provide guidance for mobile applications operators’ self-examination and self-correction and social supervision by netizens, and further elaborates the forms of behavior constituting illegal collection and use of the personal information through mobile applications including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services it provides and beyond the necessary principle; (v) providing personal information to others without the users’ consent; (vi) failing to provide the function of deleting or correcting the personal information according to the laws or failing to publish information such as ways of filing complaints

Regulations on Unfair Competition

On April 11, 2017, the Standing Committee of the National People’s Congress amended the Anti-Unfair Competition Law of the People’s Republic of China, or the Anti-Unfair Competition Law, which became effective on January 1, 2018.

Pursuant to the Anti-Unfair Competition Law, a business operator shall not conduct any false or misleading commercial publicity in respect of the performance, functions, quality, sales, user reviews, and honors received of its commodities, in order to defraud or mislead consumers. A business operator publishing any false advertisements in violation of this provision shall be punished in accordance with the Advertising Law of the People’s Republic of China.

The Anti-Unfair Competition Law also stipulated that a business operator engaging in production or distribution activities online shall abide by the provisions of the Anti-Unfair Competition Law. No business operator may, by technical means to affect users’ options, among others, commit the acts of interfering with or sabotaging the normal operation of online products or services legally provided by another business operator.

In addition, according to the Anti-Unfair Competition Law, a business operator is prohibited from any of the following unfair activities: i) committing act of confusion to mislead a person into believing that a commodity is one of another person or has a particular connection with another person; ii) seeking transaction opportunities or competitive edges by bribing relevant entities or individuals with property or by any other means; iii) infringing trade secrets; iv) premium campaign violating the provision of the Anti-Unfair Competition Law; and v) fabricating or disseminating false or misleading information to damage the goodwill or product reputation of a competitor.

Regulation on M&A and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the CSRC, and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that (i) PRC entities or individuals obtain MOFCOM approval before they establish or control a SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains MOFCOM’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval.

The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement agency before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Lenders, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Lenders, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

Employees

As of December 31, 2020, we had a total of 31 full-time employees. The following table sets forth the breakdown of our employees by function:

	Number	Percentage
Management	5	16%
Business development	3	10%
Customer service	4	13%
Vehicle sourcing	8	26%
Finance	4	13%
Administration	3	10%
Planning	2	6%
Marketing	2	6%
Total	31	16%

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have registered 11 trademarks in the PRC and one trademark in the United States. We are the registered holder of one domain name in the PRC.

ITEM 1A. RISK FACTORS.

The statements contained in or incorporated into this Form 10 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, the value of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Relating to Our Business and Industry

Our business is subject to risks related to the larger automotive ecosystem, including consumer demand and other macroeconomic issues.

Decreases in consumer demand could adversely affect the market for automobile purchases and, as a result, reduce the number of consumers using our services. Consumer purchases of automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including increases in the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, health or similar issues, such as pandemic or epidemic, and increased unemployment. In addition, the use of ride-sharing and the development of autonomous vehicles could erode the demand for automobiles. A reduction in the number of automobiles purchased by consumers could adversely affect automobile dealers and car manufacturers and lead to a reduction in other spending by these constituents. Though our current customer bases, revenue sources and operations are substantially limited to China, our business may be negatively affected by challenges to the global automotive ecosystem and other macroeconomic issues.

Our business depends on strong brand recognition, and any failure to maintain, protect and enhance our brand could hurt our ability to retain or expand our base of customers, and our ability to increase the frequency with which customers use our services.

We believe that maintaining and increasing the strong recognition of our “Zhongyuan” brand is critical to the Company’s future success. We are known for offering a large selection of high-quality low-cost and customizable cars for purchase through a nationwide network of operation centers. To grow our business, we must maintain, protect and enhance our brand. Otherwise, we may be unable to expand our base of customers, or to increase the frequency with which our customers use our services. Expanding the business will depend, in part, on our ability to maintain the trust that customers place in our services and the quality of automobiles they purchase through us. In addition, any negative publicity about us, including about our solutions, technologies, sales practices, personnel or customer service, could diminish confidence in and the use of our services. If we experience persistent negative publicity, our reputation, the value of our brand could decline.

We cannot assure you that we will be able to continue to successfully expand the offering of new automobiles or grow our complementary product and service offerings.

Our future success will depend, in part, upon our ability to continue to enhance and improve the value of automobiles and our services through the expansion of cars selection and our services and new value-added features for existing cars and services, as well as our ability to leverage our brand recognition and existing operations to enter into new complementary markets successfully. Historically, we have been successful in increasing revenue through the offer of new makes and models, services and value-added features. However, such historical success does not assure that we will continue to be successful in the future. Further, the offer of new cars and services in response to evolving customer demands and competitive pressures requires significant time and resources and there can be no assurance that our efforts will be effective in permitting us to maintain or grow our market share or to enter new markets in a cost-effective manner, or at all.

We have a limited operating history in an emerging and fast growing market. Our historical financial and operating performance may not be indicative of our future prospects and results of operations.

The automotive market in the PRC is relatively new and at an early stage of development. While it has undergone significant growth in the past few years, there is no assurance that it can continue to grow as rapidly. As part of our business, we offer automotive transaction facilitation and after-market services facilitation to consumers. Helping more customers to benefit from the value of our services is critical to increasing the number and amount of automotive transactions we facilitate and to the success of our business.

We launched our business in China and have a limited operating history. We may not have sufficient experience to address the risks to which companies operating in new or rapidly evolving markets may be exposed. We have limited experience in most aspects of our business operation. The laws and regulations governing the automotive industry in the PRC are still at a nascent stage and subject to further changes and interpretation. As the market, the regulatory environment or other conditions evolve, our existing solutions and services may not continue to deliver the expected business results. As our business develops or in response to competition, we may continue to introduce new services, make adjustments to our existing services, our business model or our operations in general. Our abilities to retain good relationship with dealers, financial institutions and other industry participants and to attract new customers are also critical to our business. Any significant change to our business model or failure to achieve the intended business results may have a material and adverse impact on our financial condition and results of operations. Therefore, it may be difficult to effectively assess our future prospects.

You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly-evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

●	offer services and solutions to a growing number of customers;
●	maintain and enhance our relationships and business collaboration with dealers, financial institutions and other industry participants;
●	charge competitive service fees to customers while driving the growth and profitability of our business;
●	comply with complex and evolving laws and regulations;
●	improve our operational efficiency;
●	attract, retain and motivate talented employees, particularly sales and marketing, to support our business growth;
●	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and collected across our system;
●	navigate economic conditions and fluctuations; and
●	implement our business strategies, including the offering of new services.

The COVID-19 pandemic has disrupted, and may continue to disrupt, our business, results of operations, and financial condition going forward. Future epidemics, pandemics, and other outbreaks could also disrupt our business, results of operations, and financial condition.

The COVID-19 pandemic has led to disruptions in each of our markets and the global economy. Throughout the COVID-19 pandemic, the national, provincial and local governments have implemented a number of countermeasures to mitigate the impact of the COVID-19 pandemic, including a number of “shelter in place” or “stay at home” orders in the regions in which we operate, restrictions on travel, and restrictions on the types of businesses that can operate or the manner in which they may operate. As a result of the COVID-19 pandemic, we experienced a significant decline in the number of automotive transactions facilitated and have suspended our efforts to expand the operation centers to focus more on providing services through existing operation centers. As a result, our revenues decreased by 29% from $1,850,333 in the fiscal year ended June 30, 2019 to $1,318,604 in the fiscal year ended June 30, 2020 and our revenues decreased by 75% from $550,369 in the six months ended December 31, 2019 to $135,024 in the six months ended December 31, 2020. To mitigate the impact of the COVID-19 pandemic, we started selling wine through our network of operation centers and potential and existing car buyers. We aim to provide our wine customers with a wider selection of wines by securing collaboration with wine manufacturers and suppliers nationwide, as well as expand wine customer base through other channels. We also plan to enhance the marketing and promotion efforts for our transaction facilitation business during the Chinese economic recovery from the pandemic.

The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the severity and duration of the COVID-19 pandemic, further actions that may be taken by Chinese governments and third parties in response to the pandemic, the effectiveness of actions taken to contain the disease, the effectiveness of vaccines and the rollout of the vaccines, the effect of government assistance programs, and other unforeseen factors.

Depending on the magnitude and duration of the COVID-19 pandemic, the disruption and adverse impact of the COVID-19 pandemic on our business, results of operations, and financial condition could be material. The COVID-19 pandemic also may heighten or exacerbate many of the other risks discussed herein. Even after the COVID-19 pandemic has subsided, we may continue to experience significant adverse effects to our business as a result of its economic impact, including any economic recession or downturn and the impact of such a recession or downturn on unemployment levels, consumer confidence, levels of personal discretionary spending, and credit availability. Future epidemics, pandemics, and other outbreaks could disrupt and have a similar adverse impact on our business, results of operations, and financial condition.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

For the years ended June 30, 2020 and 2019, our independent auditor included an explanatory paragraph in their audit report emphasizing to the readers of the audit report that there is a substantial doubt about our ability to continue as a going concern based upon our net losses and negative cash flows from operations for the years ended June 30, 2020 and 2019. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our consolidated financial statements as of and for the years ended June 30, 2020 and 2019 and for three and six months ended December 31, 2020 and 2019 have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. Management is planning to raise any necessary additional funds to fund our operating expenses through loans and sales of our common stock, securities convertible into our common stock, debt securities or a combination of such financing alternatives; however, there can be no assurance that we will be successful in raising any necessary additional capital. If we are not successful in raising additional capita or we are unable to maintain profitability and continue growth for the foreseeable future, we may not have enough financial resources to support our business and operations and, as a result, may not be able to continue as a going concern and could be forced to liquidate.

We may not be able to effectively manage our growth, control our expenses or implement our business strategies, in which case we may be unable to maintain high quality services or compete effectively.

We experienced a period of rapid growth and expansion, which placed significant strain on our management and resources. There can be no assurance that our level of revenue growth and profitability will be sustainable or achieved at all in the future. In addition, the COVID-19 coronavirus outbreak had a material adverse impact on our business, results of operations and financial condition for the full year 2020 may continue to impact our business, results of operations and financial condition in future. We believe that our growth and expansion will depend on the macro-economic environment, as well as our ability to develop new sources of revenue, attract new car buyers, collaborate with additional dealers, financial institutions, retain and expand our dealer network, and capture growth opportunities in new geographies, implement our marketing strategies and compete against our existing and future competitors. There can be no assurance that we will achieve any of the above.

To manage our growth and expansion, and to maintain profitability, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improving our technology infrastructure as well as accounting and other internal management systems. We will also need to further expand, train, manage and motivate our workforce and manage our relationships with our business partners and customers. All of these endeavors involve risks and will require substantial management efforts and skills and significant additional expenditures. Our further expansion may divert our management, operational or technological resources from our existing business operations. In addition, our expansion may require us to penetrate into new cities in China, where we may have difficulty in satisfying local market demands and regulatory requirements. We cannot assure you that we will be able to successfully maintain our growth rate or implement our future business strategies effectively, and failure to do so may materially and adversely affect our business, financial condition, results of operations and future prospects.

Our success depends on our ability to attract prospective car buyers.

The growth of our automotive transaction facilitation business depends on our ability to attract prospective car buyers. In order to expand our base of car buyers, we must continue to invest significant resources in the development of new solutions and services and build our relationships with financial institutions, dealers and other industry participants. Our ability to successfully launch, operate and expand our solutions and services and to improve customers experience to attract prospective car buyers depends on many factors, including our ability to anticipate and effectively respond to changing preferences of car buyers, anticipate and respond to changes in the competitive landscape, and develop and offer solutions and services that address the needs of car buyers. If our efforts in these regards are unsuccessful, our base of car buyers, and the amount of transactions we facilitate to them, may not increase at the rate we anticipate, and it may even decrease. As a result, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, in order to attract prospective car buyers, we must also devote significant resources to enhancing the experience of car buyers on an ongoing basis. If we fail to provide superior customer service or address complaints of car buyers in a timely manner, we may fail to attract prospective car buyers as to our solutions and services, the number of transactions we facilitate may decline.

In the meantime, we also seek to maintain our relationships with existing car buyers and cross-sell new solutions and services, such as after sale services, insurance and other products. However, there can be no assurance that we will be able to maintain or deepen such relationships.

The service fees for our automotive transaction facilitation services may decline in the future, and any material decrease in such service fees could harm our business, financial condition and results of operations.

We generate a substantial portion of our revenue from automotive transaction facilitation services. Any material decrease in our service fees from our facilitation services would have a substantial impact on our revenue and profit margin. The service fees we charge car buyers could be affected by a variety of factors, including the competitive landscape of the automotive industry and regulatory requirements. Our service fees may also be affected by a change over time in the mix of the types of services we offer. Our competitors may also offer more attractive service fees, which may require us to reduce our service fees to compete effectively.

In addition, our facilitation service fees are sensitive to many macroeconomic factors beyond our control, such as inflation, recession, global economic disruptions, unemployment and fiscal and monetary policies. In the event that the amount of service fees we charge decrease significantly in the future and we are not able to adopt any cost control initiatives, our business, financial condition and results of operations will be harmed.

Our business of facilitating automotive transactions between car manufacturers, dealers and other sellers and car buyers may constitute provision of intermediary service, and our agreements with these car sellers may be deemed as intermediation contracts under the PRC Contract Law.

Our business of facilitating automotive transactions by connecting dealers or other sales channels and individual car buyers may constitute an intermediary service, and such services may be deemed as intermediation contracts under the PRC Contract Law. Under the PRC Contract Law, an intermediary may not claim for service fee and is liable for damages if it conceals any material fact intentionally or provides false information in connection with the conclusion of an intermediation contract, which results in harm to the client’s interests. See “Item 1. Business—Regulations—Regulations Related to Intermediation.” Therefore, if we fail to provide material information to car dealers or other sales channels, or if we fail to identify false information received from car buyers or others and in turn provide such information to dealers or other sales channels, and in either case if we are also found to be at fault, due to failure or deemed failure to exercise proper care, such as to conduct adequate information verification or employee supervision, we could be held liable for damage caused to financial institutions as an intermediary pursuant to the PRC Contract Law. In addition, if we fail to complete our obligations under the agreements entered into with the car sellers or the car purchasers, we could also be held liable for damages caused to financial institutions pursuant to the PRC Contract Law.

We face intense competition and we may not be able to compete effectively.

The automotive transaction industry in China is large yet competitive. We compete against automotive transaction companies that connect various players across the automotive transaction value chain, to facilitate automotive and automotive-related transactions. Our competitors may offer services and solutions with lower cost and/or deliver better customer experience to prospective car buyers. We may also in the future face competition from new entrants that will increase the level of competition. We anticipate that more established companies, including technology companies that possess large, existing user bases, substantial financial resources and sophisticated technological capabilities may also enter the market in the future. Our competitors may operate different business models, have different cost structures or participate selectively in different industry segments. They may ultimately prove to be more successful or more adaptable to customer demand and new regulatory, technological and other developments. Some of our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sales and support, product and solution and service offerings. Our competitors may also have longer operating history, greater brand recognition and brand loyalty and broader or closer relationships with dealers, financial institutions, or other automotive transaction industry participants than us. Additionally, a current or potential competitor may acquire, or form a strategic alliance with, one or more of our other competitors. Our competitors may be better at developing new products and solutions and services, offering more attractive fees, responding more quickly to new technologies and undertaking more extensive and effective marketing campaigns. More players may enter the automotive transaction or automotive finance industry and intensify the market competition. In response to competition and in order to grow or maintain the amount of transactions facilitated to car buyers, we may have to lower and/or adjust the various fees that we charge our customers, which could materially and adversely affect our business, profit margins and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, which could harm our business and results of operations.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

Since inception, we have relied on cash generated from operations and capital contribution and stockholder loans to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including developing new solutions and services, increasing the amount of transactions we facilitate, increasing our sales and marketing expenditures to improve brand awareness and engage car buyers through expanded channels, enhancing our operating infrastructure and acquiring complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Repayment of the debts may divert a substantial portion of cash flow to repay principal and service interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to service debt obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

Any harm to our brand or reputation or any damage to the reputation of business partners we collaborate with or other third parties or the automotive industry or failure to enhance our brand recognition could have a material adverse effect on our results of operations and growth prospects.

Enhancing the recognition and reputation of our brand is critical to our business and competitiveness. Factors that are vital to this objective include but are not limited to our ability to:

●	maintain and develop relationships with dealers and other industry participants;
●	provide prospective car buyers and existing car buyers with superior experiences;
●	enhance and improve our credit assessment of car buyers;
●	effectively manage and resolve any complaints of car buyers; and
●	effectively protect personal information and privacy of car buyers.

Any malicious or inadvertent negative allegations made by the media or other parties about the foregoing or other aspects of our company, including but not limited to our management, business, compliance with law, financial condition or prospects, whether with merit or not, could severely hurt our reputation and harm our business and results of operations.

As the automotive market in China is under rapid development and the regulatory framework for this market is also evolving, negative publicity about this industry may arise from time to time. Negative publicity about China’s automotive industry in general may also have a negative impact on our reputation, regardless of whether we have engaged in any inappropriate activities. Furthermore, any negative development in the automotive industry, such as bankruptcies or failures of other companies providing automotive transaction solutions, and especially a large number of such bankruptcies or failures, or negative perception of the industry as a whole, such as any unethical or illegal activity by other industry players or any failure of companies providing automotive transaction solutions to detect or prevent unethical or illegal activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established and impose a negative impact on our ability to attract new dealers, financial institutions, car buyers and other industry participants. Negative developments in the automotive industry, such as unethical or illegal activities by industry players and/or the closure of companies providing automotive transaction solutions, may also lead to tightened regulatory scrutiny of the sector and limit the scope of permissible business activities that may be conducted by companies like us. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

We collaborate with various automotive transaction industry participants in providing our solutions and services. Such participants include dealers, financial institutions, sales agents, insurance brokers and companies and other business partners. Negative publicity about such counterparties, including any failure by them to adequately protect the information of car buyers, to comply with applicable laws and regulations or to otherwise meet required quality and service standards could harm our reputation.

Our quarterly results may fluctuate significantly partly due to seasonality and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our revenues, operating cost and expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our common stock. Factors that may cause fluctuations in our quarterly financial results include:

●	our ability to attract new car buyers;
●	our ability to maintain existing relationships with business partners and establish new relationships with additional business partners, such as manufacturers and dealers;
●	the amount of purchase transactions we facilitate;
●	the mix of solutions and services we offer;
●	the amount and timing of our operating cost and expenses and the maintenance and expansion of our business, operations and infrastructure;
●	our emphasis on experience of car buyers, instead of near-term growth;
●	the timing of expenses related to the development or acquisition of technologies or businesses;
●	proper and sufficient accounting policies with respect to our risk assurance liabilities and implementation;
●	network outages or security breaches;
●	general economic, industry and market conditions; and
●	changes in applicable laws and regulations.

In addition, we have experienced, and expect to continue to experience, seasonal fluctuations in our revenues and results of operations. Our revenue trends reflect car purchase patterns by car buyers. Car buyers in China tend to purchase a higher volume of cars in the second half of each year, in part due to the introduction of new models from automakers. Further, the holiday period following the Chinese New Year is in the first quarter, which may contribute to lower activity levels in that quarter of each year. As a result of these factors, our revenues may vary from quarter to quarter. Our actual results may differ significantly from our targets or estimated quarterly results. Therefore, you may not be able to predict our annual results of operations based on a quarter-to-quarter comparison of our results of operations. The quarterly fluctuations in our revenues and results of operations could result in volatility and cause the price of our shares to fall. As our revenues grow, these seasonal fluctuations may become more pronounced.

Uncertainties relating to the growth of the Chinese automotive and mobility markets in general, and the automotive finance industry in particular, could adversely affect our business and results of operations.

We generate a majority of our revenue from service fees for automotive transaction facilitation services. As a result, the amount of revenue is affected by the development of the automotive industry in China. As such, demand for our solutions and services and our future results of operations will depend on numerous factors affecting the development of the automotive industry in China, which may be beyond our control. These factors include:

●	the growth in car ownership and the rate of any such growth;
●	changes in car buyer demographics, tastes and preferences;
●	changing financing behavior of car buyers;
●	the selection, price and popularity of cars offered by dealers and OEMs; and
●	whether alternative channels or business models that better address the needs of car buyers emerge in China.

A general decline in the use of and demand for cars, or any failure by us to maintain and improve the experience of car buyers as to our solutions and services in response to new trends and requirements, may adversely affect our results of operations and business prospects.

Government policies on car purchases and ownership may have a material effect on our business due to their influence on consumer behaviors. In 2017, a lower consumption tax rate was applicable to cars with engines that are 1.6-liter or smaller, and such tax break terminated at the end of 2017, which had an adverse effect on sales of such cars thereafter.

In August 2014, several PRC governmental authorities jointly announced that from September 2014 to December 2017, purchases of new energy cars designated on certain catalogs will be exempted from the purchase taxes. In April 2015, several PRC governmental authorities also jointly announced that from 2016 to 2020, purchasers of new energy cars designated on certain catalogs will enjoy subsidies. In December 2016, relevant PRC governmental authorities further adjusted the subsidy policy for new energy cars. We cannot predict whether government subsidies will remain in the future or whether similar incentives will be introduced, and if they are, their impact on automotive retail transactions in China. It is possible that automotive retail transactions may decline significantly upon expiration of the existing government subsidies if consumers have become used to such incentives and delay purchase decisions in the absence of new incentives. If automotive retail transactions indeed decline, our revenues may decrease, and our results of operations may be materially and adversely affected.

In May 2018, the Ministry of Finance of China announced significant reductions in tariffs on imported cars and car parts, which became effective on July 1, 2018. While such reductions are likely to enhance consumption in the automotive market, there may also be disruptions to existing market trends as a result of competition from imported products. If we fail to adapt to changes in the automotive market, our business, results of operations and financial condition would be materially and adversely affected.

Some local governmental authorities also issued regulations and relevant implementation rules in order to control urban traffic and the number of cars within particular urban areas. For example, local Beijing governmental authorities adopted regulations and relevant implementing rules in December 2010 to limit the total number of license plates issued to new car purchases in Beijing each year. Local Guangzhou governmental authorities also announced similar regulations, which came into effect in July 2013. There are similar policies that restrict the issuance of new license plates in Shanghai, Tianjin, Hangzhou, Guiyang and Shenzhen. In September 2013, the State Council released a plan for the prevention and remediation of air pollution, which requires large cities, such as Beijing, Shanghai and Guangzhou, to further restrict the number of motor vehicles. In October 2013, the Beijing government issued an additional regulation to limit the total number of vehicles in Beijing to no more than six million by the end of 2017. Such regulatory developments, as well as other uncertainties, may adversely affect the growth prospects of China’s automotive and mobility industries, which in turn may have a material adverse impact on our business.

Starting in January 2020, the outbreak of COVID-19 coronavirus has significantly impacted the Chinese economy. The outbreak may also adversely affect the Chinese automotive market, which would in turn have a material adverse impact on our business.

Any significant disruption in our IT systems, including events beyond our control, could prevent us from offering our solutions and services or reduce their attractiveness and result in a loss of car buyers, financial institutions and other platform participants.

In the event of a system outage, malfunction or data loss, our ability to provide services would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to attract new and retain existing car buyers and financial institutions. Our IT systems infrastructure is currently deployed, and our data is currently maintained through a customized cloud computing system. Our servers are housed at third-party data centers, and our operations depend on the service providers’ ability to protect our systems in their facilities as well as their own systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events, many of which may be beyond our control. Many of our mobile applications are also provided through third-party app stores and any disruptions to the services of these app stores may negatively affect the delivery of our mobile applications to users. Moreover, if our arrangement with these service providers are terminated or if there is a lapse of service or damage to their facilities or if the services are no longer cost-effective to us, we could experience interruptions in our solutions and service as well as delays and additional expense in arranging new automotive financing solutions for car buyers and to serve our other platform participants. Our ability to exchange information with financial institutions and obtain credit data from third parties could also be interrupted.

Technology is a critical aspect in the efficient operation of our business, and if any of our systems contain undetected errors, or if we fail to effectively implement technology initiatives or anticipate future technology needs or demands, our operations may be materially and adversely affected.

The efficient and reliable operation of our business depends on technology as well as our IT systems. Our systems, enterprise applications and software on which we depend for the operation of our business may contain programming errors or other defects that our internal testing did not detect. The occurrence of such undetected errors or defects in our systems and software could disrupt our operations, damage our reputation and detract from the experience of our users.

In addition, our future success depends on our ability to anticipate technology development trends and identify, develop and commercialize new technology initiatives in a timely and cost-effective manner in order to deliver services demanded by platform participants. However, we may fail to recruit, train and retain qualified research and development personnel, and there can be no assurance that we will be able to implement new technology initiatives effectively, or that we will be successful in anticipating new technology needs and demands of our customers and of the market at large. Moreover, it may take an extended period of time for our new technologies and services to gain market acceptance, if at all. If we fail to effectively implement technology initiatives or anticipate future technology needs or demands, our operations may materially and adversely affected.

Misconducts and errors by our employees, operation centers and other third parties we collaborate with could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees, operation centers and other third-party business partners that we collaborate with. Our business depends on our employees, operation centers and third parties, such as dealers, financial institutions, sales agents and repossession agents, to interact with car buyers, process large numbers of transactions and support the collection process. We could be materially and adversely affected if transactions are improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. It is not always possible to identify and deter misconduct or errors by employees or third-party business partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or third-party business partners take, convert or misuse funds, documents or data or fail to follow our rules and procedures when interacting with car buyers, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow our rules and procedures, and therefore be subject to civil or criminal liability. Any of these occurrences could result in our diminished ability to operate our business, potential liability to car buyers, inability to attract car buyers, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

If we are unable to safeguard the security of the confidential information of car buyers, dealers or third parties we collaborate with and adapt to the relevant regulatory framework as to protection of such information, our business and operations may be adversely affected.

We collect, store and process certain personal and other sensitive data from car buyers, dealers and other third parties, which makes us an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential car buyer information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with car buyers, dealers and/or financial institutions could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which financial service providers are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, and to obtain the consent of users, as well as to establish user information protection system with appropriate remedial measures. We obtain consents from car buyers on our platform to use their personal information within the scope of authorization and we have taken technical measures to ensure the security of such personal information and prevent the personal information from being divulged, damaged or lost. Furthermore, pursuant to confidentiality provisions in our cooperation agreements with financial institutions, we have the obligation to safeguard car buyers’ personal information and to only use such information within the authorized scope. We may face litigation brought by financial institutions or car buyers, if we fail to satisfy our confidentiality obligations in the relevant cooperation agreements, or if our use of car buyers’ data fall outside of the scope of their authorization, as the case may be. Furthermore, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. Recently, several PRC governmental authorities have taken a series of strict examinations and inspections against illegal activities of collecting or using data and personal information, and it was reported that numerous mobile applications or website operators were ordered to rectify their illegal activities, or imposed with warnings, fines or other administrative penalties, or even became subjects of criminal investigations. We cannot rule out the possibility that operators like us would also be subject to more comprehensive and stricter supervision by the competent governmental authorities on such issues in the future. The regulatory framework for personal information and data protection issues in China and worldwide is continuously evolving and is likely to remain uncertain for the foreseeable future, and there can be no assurance that our existing car buyer information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected. See “Item 1. Business—Regulations—Regulations on Internet Information Security and Privacy Protection” for more details.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the OTC Markets. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We have identified “material weaknesses” and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel (including a qualified Chief Financial Officer) with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP. We plan to engage a qualified Chief Financial Officer with comprehensive knowledge of U.S. GAAP and SEC reporting requirements and adopt accounting policies and procedures manual in accordance with U.S. GAAP. As our operations continue to expand, we plan to hire additional accounting and finance staff to increase segregation of duties and also invest in technology infrastructure to support our financial reporting function. Despite these remedial measures, we might not be able to adequately address the weaknesses we have identified.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

However, we may not be able to always maintain an effective internal control over financial reporting for a variety of reasons. Among others, we are based in China, an emerging market where the overall internal control environment may not be as strong as in more established markets. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

We may not be able to prevent others from unauthorized use of our intellectual property and we may be subject to intellectual property infringement claims, either of which could harm our business and competitive position.

We regard our trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. However, there can be no assurance that any of our intellectual property rights would not be challenged, invalidated or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damage. Because of the rapid pace of technological change, there can be no assurance that all of our proprietary technologies and similar intellectual property will be patented in a timely or cost-effective manner, or at all. For example, we do not hold any patent relating to our credit assessment model. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, including open source software, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Meanwhile, we cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights held by other parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other parties’ trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights that are infringed by our services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the U.S. or other jurisdictions. If any infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We currently use open source software in certain aspects of our platform and business operations, and we expect to continue to use open source software in the future. We may face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our technologies, any of which would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer or discontinue our solutions or incur additional costs. We cannot be certain that we have incorporated open source software in our solutions in a manner that is consistent with our policies.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights in China are still evolving and are uncertain, and there can be no assurance that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected.

We apply technology to serve our customers more efficiently and bring them better customer experience. Our success will in part depends on our ability to keep up with the changes in technology and the continued successful implementation of advanced technology, including cloud computing, distributed architecture and big data analytics. If we fail to adapt our services to changes in technological development in an effective and timely manner, our business operations may suffer. Changes in technologies may require substantial expenditures in research and development as well as in modification of our services. Technical hurdles in implementing technological advances may result in our services becoming less attractive to customers, which, in turn, may materially and adversely affect our business, results of operations and prospects.

Our failure to fully comply with PRC labor-related laws may expose us to potential penalties.

The PRC government has promulgated laws and regulations to enhance labor protections, such as the Labor Contract Law, the Social Insurance Law and the Regulations on the Administration of Housing Funds. Such laws and regulations require companies operating in China to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the relevant local government from time to time. The requirement of employee benefit plans has not been implemented consistently by the local authorities in China given the different levels of economic development in different locations. We did not pay, or were not able to pay, certain social insurance and housing fund contributions in strict compliance with the relevant PRC regulations for and on behalf of our employees due to differences in local regulations and inconsistent implementation or interpretation by local authorities in the PRC. We may be required to make up the contributions for these plans as well as to pay late fees and fines, and our financial condition and results of operations may be adversely affected.

Our business depends on the continued efforts of our senior management. If one or more members of our senior management were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this registration statement. In particular, Yaxuan Liu, our Chief Executive Officer and director, is critical to the management of our business and operations and the development of our strategic direction. While we have provided various incentives to our management, there can be no assurance that we can continue to retain their services. If one or more members of our senior management were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. Any new executive we recruit may fail to develop or implement effective business strategies. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Intense competition for employees and increases in labor costs in the PRC may adversely affect our business and results of operations.

We believe our success depends on the efforts and talent of our employees, including sales and marketing, operations, risk management, research and development and finance personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled sales and marketing, operations, risk management, research and development and finance personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than us and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve dealers, financial institutions, car buyers and other industry participants could diminish, resulting in a material adverse effect to our business.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension insurance, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs, our financial condition and results of operations may be adversely affected.

We may not have sufficient insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have enough business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our financial condition and results of operations.

We may be subject to product liability claims if people or properties are harmed by cars purchased through us.

Cars purchased through us may be defectively designed or manufactured. As a result, we may be exposed to product liability claims relating to personal injury or property damage. Third parties subject to such injury or damage may bring claims or legal proceedings against us because we facilitate the transaction of the product. Although we would have legal recourse against the manufacturers or dealers under PRC law, attempting to enforce our rights against the manufacturers or dealers may be expensive, time-consuming and ultimately futile. In addition, we do not currently maintain any third-party liability insurance or product liability insurance in relation to cars purchased through us. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business, financial condition and results of operations.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, financial condition and results of operations. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect consumers’ demand for cars, car buyers’ willingness to seek credit and financial institutions’ ability and desire to fund financing transactions we facilitate. Economic conditions in China are sensitive to global economic conditions. The outbreak of COVID-19 coronavirus in 2020 has resulted in declines in economic activities in China and other parts of the world and raised concerns about the prospects of the global economy. As of the date of this registration statement, we are unable to assess the full impact of the outbreak on our business, results of operations and financial condition. In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the U.S. and China. There have also been concerns over unrest in North Korea, Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns over the expected withdrawal of the United Kingdom from the European Union as well as the trade and economic policies of the United States government, which have contributed to, among other things, tensions between the United States and its trading partners. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, we may have difficulty in obtaining financial institutions to fund financing transactions to car buyers. Adverse economic conditions could also reduce the number of quality car buyers seeking credit from us, as well as their ability to make payments. Should any of these situations occur, the amount of financing transactions facilitated to car buyers and our revenue will decline, and our business and financial condition will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our services.

Our business could also be adversely affected by the effects of COVID-19 coronavirus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having COVID-19 coronavirus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or another contagious disease or condition, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Relating to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The M&A Rules establishes complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules established, among other things, additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Item 1. Business — Regulations —Regulations on M&A and Overseas Listings.”

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

PRC residents are subject to restrictions and filing requirements when investing in offshore companies. The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC stockholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

None of the beneficial owners of our common stock have completed the SAFE registration pursuant to SAFE Circular 37. We have notified substantial beneficial owners of common stock who we know are PRC residents of their filing obligation and other compliance obligations relating to offshore investment. Nevertheless, we do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends paid to our foreign investors and gains on the sale of our common stock by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of our common stock by such investors is also subject to PRC tax at a current rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our common stock, and any gain realized from the transfer of our common stock, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of our common stock by such investors may be subject to PRC tax (which in the case of dividends may be withheld at source) at a rate of 20%. Any PRC tax liability may be reduced by an applicable tax treaty. However, if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our common stock would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends paid to our non-PRC investors, or gains from the transfer of our common stock by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our common stock may decline significantly.

We and our stockholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which became effective on December 1, 2017. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our stockholders, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of the initial public offering to make loans to our PRC subsidiaries, or to make additional capital contributions to our PRC subsidiaries.

In utilizing the proceeds of our initial public offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, or Circular 59, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our subsidiaries, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of our subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by our subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiary when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from our initial public offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, or IMF, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

All of our revenue and substantially all of our costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, our common stock in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this annual report and therefore you may not be able to enjoy the protection of such laws in an effective manner.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you obtain a judgment against us, our directors, executive officers or the expert named in this annual report in a U.S. court or other court outside China, you may not be able to enforce such judgment against us or them in China. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts in the United States, the United Kingdom, Japan or most other western countries. Therefore, recognition and enforcement in China of judgments of a court in any of these jurisdictions may be difficult or impossible. In addition, you may not be able to bring original actions in China based on the U.S. or other foreign laws against us, our directors, executive officers or the expert named in this annual report either. As a result, stockholder claims that are common in the U.S., including class action securities law and fraud claims, are difficult or impossible to pursue as a matter of law and practicality in China. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that intend to protect public investors.

Risks Related to Our Common Stock

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTC Pink does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus and will be subject to significant volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

●	Investors may have difficulty buying and selling or obtaining market quotations;
●	Market visibility for our common stock may be limited; and
●	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Pink is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than Nasdaq Stock Market or the New York Stock Exchange. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. If we become the subject of any unfavorable allegations due to our dependence on Chinese visitors or relationship with business partners in mainland China, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from growing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our common stock.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. In addition, our management is located in the PRC and has little experience with compliance with U.S. laws (including securities laws). This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently quoted on OTC Pink, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a provider of automotive transaction services in China, connecting automakers, dealers, car buyers and other industry participants. We facilitate the purchase and sale of automobiles between automakers, dealers and other automobile sellers, on the one hand and car buyers, on the other. As of the date of this registration statement, we have relationships with more than 70 automakers, dealers and have served over 400 car buyers cumulatively since inception.

We offer a series of services for car buyers throughout the automobile purchase process, including automotive transaction facilitation revenue. Our service fees are based on the sales price of the automobiles and relevant services provided. Our service fees ranged from approximately $60 to $6,200 per vehicle. The car buyers we service are primarily individual customers.

We provide our services primarily through collaboration with regional operation centers. As of the date of this registration statement, we collaborated with 98 regional centers located in China. We charge operation centers a fee to use our trademark, brand, and logos, training and support, access to favorable pricing and customer services. We also pay commissions and management fees to operation centers based on the number and value of the orders placed by customers through the center.

During the fiscal year ended June 30, 2020, we generated revenue $548,309 and $752,110 from transaction facilitation services and licensing revenue, respectively. During the fiscal year ended June 30, 2019, we generated revenue $722,986 and $1,127,347 from transaction facilitation services and licensing revenue, respectively. During the six months December 31, 2020, we generated revenue $93,565 and nil from transaction facilitation services and licensing revenue, respectively. During the six months December 31, 2019, we generated revenue $440,913 and $583,612 from transaction facilitation services and licensing revenue, respectively.

Impact of COVID-19

In late January 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining and treating individuals in China who had COVID-19, asking China residents to remain at home and to avoid gathering in public, and other actions, including travel restrictions, quarantines, and a temporary shutdown of businesses which resulted in a decrease in activity level among our end customers. In March 2020, the World Health Organization declared COVID-19 to be a global pandemic. Many countries have implemented a range of different measures, including but not limited to travel bans, closing of borders and military interventions, to help contain the spread of the virus. The outbreak of COVID-19 and subsequent prevention and control measures have adversely affected our business operations and financial conditions in the year ended June 30, 2020 and six month ended December 31, 2020. During February 2020, a majority of our employees worked from home. As most of our end customers of facilitation service are individuals, no in-person meeting could be done due to the quarantine measures. We experienced a significant decline in the number of automotive transactions facilitated and have suspended our efforts to expand the operation centers to focus more on providing services through existing operation centers. As a result, our revenues decreased by 29% from $1,850,333 in the fiscal year ended June 30, 2019 to $1,318,604 in the fiscal year ended June 30, 2020 and our revenues decreased by 75% from $550,369 in the six months ended December 31, 2019 to $135,024 in the six months ended December 31, 2020.

The COVID-19 outbreak seems to have been under relative control in China since May 2020 and while quarantine measures have been gradually relaxed or lifted, business activities have been recovering. However, the COVID-19 outbreak may continue to materially and adversely affect our business operations and condition and operating results for 2021, including but not limited to material negative impact on our total revenue, slower collection of receivables, and additional allowance for doubtful accounts. The extent to which COVID-19 impacts our results of operations during 2021 will depend on the future developments of the epidemic, including new information concerning the global severity of and actions taken to contain the epidemic, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the epidemic harms the Chinese economy in general.

We have adjusted our business strategies to cope with the challenges and changes resulting from the CVOID-19, including enhancing and diversifying our service offerings in the cities we already cover, and providing a wider selection of cars with more personalized options. We also started a new line of business, i.e. sales of wine, in June 2020, leveraging our network of potential and existing car buyers and operation centers. In addition, we cut down certain expenses, particularly some discretionary advertising expenses to mitigate the adverse impact on our cash flow. However, given business activities generally slow down during the first quarter in China because of Chinese New Year holidays and we did not engage in significant marketing and promotion efforts, we did not see much improvement in our results of operations for the first quarter ended March 31, 2021.

Results of Operations

For Six and Three Months Ended December 31, 2020 and 2019

The following table shows key components of our results of operations during the six and three months ended December 31, 2020 and 2019 of the Company:

	Six Months Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Transaction facilitation service revenue	$93,565	$440,913	$37,032	$249,578
Licensing revenue	-	583,612	-	224,578
Other sales revenue	41,459	-	12,726	-
Total revenues	135,024	1,024,525	49,758	474,156

Cost of revenues
Cost of facilitation service	16,260	74,899	8,511	35,705
Cost of licensing service	-	7,455	-	2,431
Cost of other sales	36,938	-	11,626	-
Total cost of revenue	53,198	82,354	20,137	38,136
Gross profit	81,826	942,171	29,621	436,020

Operating expenses
Selling and marketing expenses	90,299	1,287,106	22,753	1,092,053
General and administrative expenses	474,595	1,065,530	237,629	260,435
Reversal of allowance for doubtful accounts	(395,775)	(24,560)	(23,029)	(21,561)
Total operating expenses	169,119	2,328,076	237,353	1,330,927

Loss from operations	(87,293)	(1,385,905)	(207,732)	(894,907)

Other income (expenses)	6,648	(963)	(3,742)	(5,066)
Loss before income taxes	(80,645)	(1,386,868)	(211,474)	(899,973)
Income tax expense	-	-	-	-
Net income (loss)	$(80,645)	$(1,386,868)	$(211,474)	$(899,973)

Revenue

Revenue was $135,024 and $49,758 for the six and three months ended December 31, 2020, respectively, as compared to $1,024,525 and $474,156 for the six and three months ended December 31, 2019, respectively. We provided transaction facilitation services to 20 customers during the six months ended December 31, 2020 as compared to 158 customers during the six months ended December 31, 2019. We did not generate any revenue from licensing service during the six months ended December 31, 2020 because we focused on penetrating our services in the regions covered by our collaborating operation centers and did not enter into collaboration with any new operation centers. In addition, the COVID-19 epidemic in China and the slow recovery in the Chinese economy led to people having second thoughts about buying new cars. As a result, we provided transaction facilitation services to less customers. As a measure to mitigate the negative impact of COVID-19 on our operations, we began to sell wine in June 2020 and generated revenue of $41,459 and $12,726 during the six and three months ended December 31, 2020, respectively.

Cost of Revenue

	For the Six Months Ended December 31,
	2020		2019
	$	As % of Revenue	$	As % of Revenue
Total cost of revenue	53,198	39.4%	82,354	8.0%

	For the Three Months Ended December 31,
	2020		2019
	$	As % of Revenue	$	As % of Revenue
Total cost of revenue	20,137	40.5%	38,136	8.0%

Cost of revenue consisted of cost of wine sold, salary and training cost related to licensing service and transaction facilitation service related costs. Cost of revenue was $53,198 and $20,137 for the six and three months ended December 31, 2020, respectively, as compared to $82,354 and $38,136 for the six and three months ended December 31, 2019, respectively. The decrease in cost of revenue was in line with the decrease in revenue. Cost of revenue as a percentage of revenue was lower for the six and three months ended December 31, 2019, mainly because our transaction facilitation service has a higher margin and does not require many staff, and other related cost was also low. The wine sales commenced in June 2020 had higher costs.

Operating Expenses

	For the Six Months Ended December 31,
	2020		2019
	$	As % of Revenue	$	As % of Revenue
Sales and marketing expenses	90,299	66.9%	1,287,106	125.6%
General and administrative expenses	474,595	351.5%	1,065,530	104.0%
Reversal of allowance for doubtful accounts	(395,775)	(293.1)%	(24,560)	(2.4)%
Total	169,119	125.3%	2,328,076	227.2%

	For the Three Months Ended December 31,
	2020		2019
	$	As % of Revenue	$	As % of Revenue
Sales and marketing expenses	22,753	45.7%	1,092,053	230.3%
General and administrative expenses	237,629	477.6%	260,435	54.9%
Reversal of allowance for doubtful accounts	(23,029)	(46.3)%	(21,561)	(4.5)%
Total	237,353	477.0%	1,330,927	280.7%

Total operating expenses were $169,119 and $237,353 for the six and three months ended December 31, 2020, respectively, as compared to $2,328,076 and $1,330,927 for the six and three months ended December 31, 2019, respectively. Total operating expenses exceeds the revenue mainly due to there were fixed charges incurred such as employee salaries and benefits and rental expenses. The decrease was mainly attributable to reversal of allowance for doubtful accounts, decrease in selling and marketing expenses and general and administrative expenses. For the six and three months ended December 31, 2020, our revenue decreased significantly due to the COVID-19 epidemic in China and the slow recovery in the Chinese economy but our general and administrative expenses, primarily consisting of fixed charges such as employee salaries and rent, remained relatively stable. For the six and three months ended December 31, 2019, we incurred significant operating expenses primarily because we increased our promotional activities to market our business in December of 2019 and paid significant consulting fees related to our becoming a reporting company. Total operating expenses exceeds the revenue mainly due to there were fixed charges incurred such as employee salaries and benefits and rental expenses.

Selling and Marketing Expenses

Selling and marketing expenses mainly consist of advertising and promotional expenditures, commissions related to revenue, and exhibition expenses.

Selling and marketing expenses were $90,299 and $22,753 for the six and months ended December 31, 2020, respectively, as compared to $1,287,106 and $1,092,053 for the six and three months ended December 31, 2019, respectively. The decrease in sales and marketing expenses from the six months ended December 31, 2020 was mainly due to the decrease our spending on advertising and promotional activities as part of our efforts to cut down expenses to mitigate the adverse impact of the Covid-19 and improve our cashflow. We had more advertising activities during the six months ended December 31, 2019.

General and Administrative Expenses

General and administrative expenses mainly consist of salary and benefits expenses, consulting fees and office rental expenses.

General and administrative expenses were $474,595 and $237,629 for the six and three months ended December 31, 2020, respectively, as compared to $1,065,530 and $260,435 for the six and three months ended December 31, 2019, respectively. The decrease of general and administrative expenses mainly due to less consulting fees incurred during the six months ended December 31, 2020. The Company’s consulting fees incurred during the six and three months ended December 31, 2019 were mainly for services rendered in connection with its becoming a reporting company.

Reversal of Allowance for Doubtful Accounts

Reversal of allowance for doubtful accounts were $395,775 and $23,029 for the six and three months ended December 31, 2020, respectively, as compared to $24,560 and $21,561 for the six and three months ended December 31, 2019, respectively. The allowance for our payments made for customers to dealers was provided when we were unable to collect these receivables within 30 days. As a result of subsequent collection of these doubtful accounts, we would reverse the allowance on the amount collected.

Loss from Operations

As a result of the foregoing, we had a net loss from operations of $87,293 and $207,732 for the six and three months ended December 31, 2020, respectively, as compared to a net loss from operations of $1,385,905 and $894,907 for the six and three months ended December 31, 2019, respectively.

Other Income/Expenses

Other income was $6,648 and other expenses of $3,742 for the six and three months ended December 31, 2020, respectively, as compared to other expenses of $963 and $5,066 for the six and three months ended December 31, 2019, respectively.

Income Tax Expense

The major operating entities, being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax (the “EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. Income tax expense was nil for the six and three months ended December 31, 2020 and 2019 due to operating losses and we believed that it is more likely than not that these losses could be recovered and allowance for the deferred tax has been accrued.

Net Loss

As a result of foregoing factors, for the six and three months ended December 31, 2020, we had net loss of $80,645 and $211,474, respectively, as compared to the net loss of $1,386,868 and $899,973, respectively, for the six and three months ended December 31, 2019.

For Years Ended June 30, 2020 and 2019

The following table shows key components of the results of operations for the years ended June 30, 2020 and 2019:

	Year Ended	Year Ended
	June 30,	June 30,
	2020	2019

Revenue
Transaction facilitation service revenue	$548,309	$722,986
Licensing revenue	752,110	1,127,347
Other revenue	18,185	-
Total revenue	1,318,604	1,850,333

Cost of revenue
Cost of facilitation service	159,095	153,340
Cost of licensing service	4,312	26,200
Other sales cost	15,505	-
Total cost of revenue	178,912	179,540
Gross Profit	1,139,692	1,670,793

Operating expenses:
Selling and marketing expenses	1,469,953	1,824,819
General and administrative expenses	3,641,992	2,881,289
Total operating expenses	5,111,945	4,706,108

Loss from Operations	(3,972,253)	(3,035,315)

Other income (expense)	34,943	(4,303)

Loss from operations before income taxes	(3,937,310)	(3,039,618)
Income tax expense	-	-
Net loss	(3,937,310)	(3,039,618)

Revenue

Revenue was $1,318,604 for the year ended June 30, 2020, compared to $1,850,333 for the year ended June 30, 2019. The Company provided transaction facilitation services to 210 customers during the year ended June 30, 2020 as compared to 290 customers during the year ended June 30, 2019. The decrease in revenue was also due to that the Company’s business influenced by the Covid-19 pandemic started from the beginning of 2020. The Company expected to have more customers during the year ended June 30, 2020, however, the Company’s business significantly influenced by the Covid-19 pandemic as most of our end customers of facilitation service are individuals, no in-person meeting could be done due to the quarantine measures.

Cost of Revenue

Cost of revenue consisted of cost of wine sold, salary, commissions and training costs related to licensing service and facilitation related cost. Cost of revenue was $178,912 for the year ended June 30, 2020 as compared to $179,540 for the year ended June 30, 2019.

Operating Expenses

	For the Year Ended June 30,
	2020		2019
	$	As % of Revenue	$	As % of Revenue
Sales and marketing expenses	1,469,953	111.5%	1,824,819	98.6%
General and administrative expenses	3,641,992	276.2%	2,881,289	155.7%
Total	5,111,945	387.7%	4,706,108	254.3%

Total operating expenses were $5,111,945 for the year ended June 30, 2020, compared to $4,706,108 for the year ended June 30, 2019. The increase in operating expenses was $405,837, representing a 9% increase. This increase was mainly attributable to the increase in general and administrative expenses, partially offset by the decrease in selling and marketing expenses.

Selling and Marketing Expenses

Selling and marketing expenses mainly consist of advertising and promotional expenditures, exhibition expenses.

Selling and marketing expenses were $1,469,953 for the year ended June 30, 2020, compared to $1,824,819 for the year ended June 30, 2019. The decrease in sales and marketing expenses was in line with the decrease in revenue.

General and Administrative Expenses

General and administrative expenses mainly consist of salary and benefits expenses, consulting fees, allowance for doubtful accounts and office rental expenses.

General and administrative expenses were $3,641,992 for the year ended June 30, 2020, compared to $2,881,289 for the year ended June 30, 2019. The increase of general and administrative expenses from the year ended June 30, 2019 to the year ended June 30, 2020 was $760,703, representing a 26% increase. The general and administrative expenses increased mainly due to increase in provisions for allowance, partially offset by less consulting fees incurred during the year ended June 30, 2020. During the year ended June 30, 2020, the general and administrative expenses mainly consisted of provision for allowance of $1.8 million in accounts receivable and other receivables, employee salaries and benefits of $0.6 million, consulting fees of $0.4 million and rental expenses of $0.3 million. During the year ended June 30, 2019, the general and administrative expenses mainly consisted of consulting fees of $1.4 million, employee salaries and benefits of $0.4 million and rental expenses of $0.4 million.

Loss from Operations

As a result of the foregoing, we had a net loss from operations for the year ended June 30, 2020 of $3,972,253, compared to $3,035,315 for the year ended June 30, 2019.

Other Income/Expenses

Other income was $34,943 for the year ended June 30, 2020, compared to other expense of $4,303 for the year ended June 30, 2019.

Income Tax Expense

The major operating entities, being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax. The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. Income tax expense was nil for the year ended June 30, 2020 and 2019 due to operating losses and we believed that it is more likely than not that the losses could be recovered and allowance for the deferred tax has been accrued.

Net Loss

For the year ended June 30, 2020, we had net loss of $3,937,310, compared to the net loss of $3,039,618, for the year ended June 30, 2019. The increase in net loss was due to an increase in loss from operations for the year ended June 30, 2020, as mentioned above.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $120,947 in cash and cash equivalents. The Company had negative cash flow of $44,325 for the six months ended December 31, 2020.

For the years ended June 30, 2020 and 2019, our independent auditor included an explanatory paragraph in their audit report emphasizing to the readers of the audit report that there is a substantial doubt about our ability to continue as a going concern based upon our net losses and negative cash flows from operations for the years ended June 30, 2020 and 2019.

We have relied on, and intend to rely on, cash generated from operations and financing from the stockholders and related parties for our operation needs for the next 12 months from the issuance date of the consolidated financial statements through. We will focus on improving operational efficiency and cost reductions, while developing new customers for our automotive transaction facilitation services, enhancing marketing efficiency as well as increasing our efforts to promote sales of wine to a larger base of customers. However, there is no assurance that we will be successful in implementing the foregoing plans or that additional financial will be available to us on commercially reasonable terms, or at all. There are a number of factors that could potentially arise that could undermine our plans, such as (i) the impact of the COVID-19 pandemic on our business and areas of operations in China, (ii) changes in the demand for our services, (iii) PRC government policies, (iv) economic conditions in China and worldwide, (v) competitive pricing in the automobile industry, (vi) the possibility that our operating results could continue to deteriorate due to COVID-19 or otherwise, and (vii) the perception of PRC-based companies in the U.S. capital markets. Our inability to secure needed financing when required could require material changes to our business plan and could have a material adverse effect on our viability and results of operations.

Our cash flows for the six months ended December 31, 2020 and 2019 are summarized below:

	Six months ended	Six months ended
	December 31, 2020	December 31, 2019

Net cash provided by (used in) operating activities	$301,734	$(1,794,122)
Net cash (used in) provided by investing activities	(8,859)	458,416
Net cash (used in) provided by financing activities	(348,830)	157,344
Effect of exchange rate change on cash and cash equivalents	11,630	(32,731)
Net decrease in cash and cash equivalents	(44,325)	(1,211,093)
Cash and cash equivalents at beginning of period	165,272	2,056,065
Cash and cash equivalents at ending of period	$120,947	$844,972

Net Cash Provided by/Used in Operating Activities

For the six months ended December 31, 2020, net cash provided by operating activities was $301,734, primarily attributable to our net loss of $80,645, adjusted by non-cash items of depreciation of $29,778, reversal of provision of bad debt allowance of $395,775 and amortization of lease right-of use assets of $114,430. Net cash provided by operating activities also attribute to other receivables decreased of $499,225 due to collection of the advanced payments for customers, amount due from a related party decreased by $188,988, offset by advance from customers decreased of $95,062.

For the six months ended December 31, 2019, net cash used in operating activities was $1,794,122, primarily attributable to our net loss of $1,386,868, adjusted by non-cash items of depreciation of $29,852 and reversal of provision of bad debt allowance of $24,560. Net cash used in operating activities also attribute to prepayments increase of $650,297 due to advanced payments for vehicle purchase, and advanced from customers decreased by $160,047, offset by other receivables decreased by $338,730 due to collection of our advanced payments for customers.

Net Cash Used in/Provided by Investing Activities

For the six months ended December 31, 2020, net cash used in investing activities was $8,859, representing a loan to a third party.

For the six months ended December 31, 2019, net cash provided by investing activities was $458,416, representing the loans repaid by a third party of $474,220, offset by purchase of property, plant and equipment of $15,804.

Net Cash Used in/Provided by Financing Activities

For the six months ended December 31, 2020, net cash used in financing activities was $348,830, representing the repayment of loans to related parties.

For the six months ended December 31, 2019, net cash provided by financing activities was $157,344, representing loans borrowed from related parties.

Our cash flows for the years ended June 30, 2020 and 2019 are summarized below:

	Year Ended	Year Ended
	June 30, 2020	June 30, 2019

Net cash used in operating activities	$(2,181,564)	$(3,924,985)
Net cash provided by (used in) investing activities	440,591	(1,872,055)
Net cash (used in) provided by financing activities	(112,213)	7,849,153
Effect of exchange rate change on cash and cash equivalents	(37,607)	(7,650)
Net (decrease) increase in cash and cash equivalents	(1,890,793)	2,044,463
Cash and cash equivalents at beginning of year	2,056,065	11,602
Cash and cash equivalents at ending of year	$165,272	$2,056,065

Net Cash Used in Operating Activities

For the year ended June 30, 2020, net cash used in operating activities was $2,181,564, primarily attributable to our net loss of $3,953,336, adjusted by non-cash items of depreciation of $61,935, disposal of property, plant and equipment of $16,166 and bad debt allowance of $1,800,741. Net cash used in operating activities also attribute to advance from customers decreased by $842,069, offset by other receivables decreased by $792,936.

For the year ended June 30, 2019, net cash used in operating activities was $3,924,985, primarily attributable to our net loss of $2,987,318, adjusted by non-cash items of depreciation of $39,261 and provision of bad debt allowance of $106,914. Net cash used in operating activities also attribute to an increase in other receivable of $1,882,894 due to advanced payments for customers, offset by an increase in advance from customers of $1,005,097.

Net Cash Provided by/Used in Investing Activities

For the year ended June 30, 2020, net cash provided by investing activities of $440,591, representing a loan repaid by a third party of $473,463, offset by purchase of property, plant and equipment of $15,778 and loans to a third party of $17,094.

For the year ended June 30, 2019, net cash used in investing activities of $1,872,055, representing a loan to a third party of $1,667.563 and purchase of property, plant and equipment of $204,492.

Net Cash Used in/Provided by Financing Activities

For the year ended June 30, 2020, net cash used in financing activities was $112,213, representing repayment of loans to related parties.

For the year ended June 30, 2019, net cash provided by financing activities was $7,849,153 representing loans from related parties of $5,375,818 and capital injection by stockholders of $2,472,835.

Contractual Obligations

Operating lease

The Company leases office premises under non-cancelable operating lease agreements, with an option to renew the leases. According to the new lease standard ASC 842-10-55, these leases are treated as operating leases. Management determined the loan interest rate of 6.00% is the weighted average discount rate for the leases. The rental expense for the six months ended December 31, 2020 and 2019 was $126,951 and $103,525, respectively. All leases are on a fixed payment basis. None of the leases include contingent rentals. The Company had lease commitment of $400,371 as of December 31, 2020, of which $417,677 was within one year.

Minimum future commitments under these agreements as of December 31, 2020 are as follows:

	Lease Commitment
Six months ending June 30,
2021		$176,009
Year ending June 30,	$
2022		$241,668
Total lease payment		$417,677
Less: imputed interest		$(17,306)
Present value of lease liabilities		$400,371
Current portion of obligations under operating leases		$291,670
Obligations under operating leases, non-current		$108,701

ITEM 3. PROPERTIES.

Our corporate headquarters is located in Shenzhen, China, where we lease approximately 2,155 square meters of office space. We believe that we will be able to obtain adequate facilities, principally by lease, to accommodate our future expansion plans.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this registration statement by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
●	each of our executive officers and directors; and
●	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as set forth above, applicable percentages are based upon 305,103,100 shares of common stock outstanding as of April 15, 2021.

Name(1)	Number of Shares of Common Stock	Percentage
5% Stockholders
Yang Guangyan	22,750,500	7.5%
Wei Jingge	39,000,000	12.8%
Zhou Minghui	15,300,000	5.0%
Yang Caiyan	21,300,000	7.0%
Fu Qiaoyue	18,060,000	5.9%
Executive Officers and Directors
Yaxuan Liu	63,330,000	20.8%
Aiping Zhou	24,000,000	7.9%
Zhenguo Sun	24,000,000	7.9%
All executive officers and as a group (three persons)	111,330,000	36.5%

(1)	The mailing address of each of the stockholders referenced in the chart above is Floor 6, Block C, Huabaoyihao Building, Futian Free Trade Zone, Futian District, Shenzhen, China.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names, ages, positions and date appointed of our current board members and executive officers:

Name	Age	Position(s)
Yaxuan Liu	45	Chairman of the Board, CEO and Secretary
Aiping Zhou	40	CFO, Treasurer and director
Zhenguo Sun	42	Director

Biographical Information

Yaxuan Liu has served as our CEO and Chairman since September 2020. He has also served as the Chairman of the board of directors and Chief Executive Officer of Zhongyuan Trading, our indirectly wholly owned subsidiary in China, since April 2018. Mr. Liu served as the Chief Executive Officer of Shenzhen Haote Huaiyuan Automobile Trading Co., Ltd., a car dealer trading primarily used vehicles from May 2010 to June 2016. Prior to that, Mr. Liu was primarily engaged in the sales and trading of pre-owned vehicles.

Aiping Zhou has served as our CFO since September 2020. She has also served as the Chief Financial Officer and Executive Director of Zhongyuan Trading since April 2018. Ms. Zhou served as the Executive Director of Shenzhen Aegean Hotel Investment Management Co., Ltd. a hotel management company, from March 2014 to April 2018. She served as the Chief Executive Officer of Shenzhen Heshang Technology Co., Ltd., a company engaged primarily in the distribution of electronic products, from April 2009 to March 2014.

Zhenguo Sun has served as our director since September 2020. He has also served as the Chief Operating Officer and executive director of Zhongyuan Trading since April 2018. Mr. Sun served as the Chief Executive Officer of Shenzhen Zhenxing Optoelectronics Co., Ltd., a company primarily engaged in the distribution of lighting products, from March 2011 to April 2018. Prior to that, Mr. Sun was primarily engaged in the sales and trading of pre-owned vehicles.

Family Relationships

There are no family relationships among our directors and executive officers.

Our Board Composition

We do not have any independent directors. We are not required to maintain a majority of independent directors or the foregoing committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange. Our board of directors does not maintain a separate audit, nominating, or compensation committee. Functions customarily performed by such committees are performed by our board of directors as a whole.

Code of Ethics

We currently do not have a Code of Ethics and plan to adopt one as we develop our business.

Involvement in Certain Legal Proceedings

None of our directors and executive officers have been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;
●	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. None of our officers, directors and ten percent stockholders had filed a Form 3 as of the date of this registration statement.

ITEM 6. EXECUTIVE COMPENSATION.

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our named executive officers for the last two fiscal years.

Name and Principal Position	Year	Salary Before tax	(a) Bonus	(b) Option Awards	(c) All Other Compensation	Total Compensation
Jun Chen,	2020	-	-	-	-	-
former sole officer and director(1)	2019	-	-	-	-	-

John Ballard,	2020	-	-	-	-	-
former sole officer and director(2)	2019	-	-	-	30,000	30,000

(1)	Mr. Chen was appointed our sole officer and director on February 11, 2019 and resigned from all his positions with the Company on September 4, 2020.

(2)	Mr. Ballard resigned as our sole officer and director on February 11, 2019.

Outstanding Equity Awards at Fiscal Year End

We did not have any outstanding equity awards as of June 30, 2020.

Director Compensation

Except as disclosed under the Summary Compensation Table, we did not pay our directors any compensation during the fiscal years ended June 30, 2020.

Employment Agreements

We presently do not have any employment agreements or other compensation arrangements with our executive officers other than described below.

Yaxuan Liu, Chief Executive Officer

Mr. Liu serves as chief executive officer of Zhongyuan Trading pursuant to an employment agreement dated April 11, 2019. Under his employment agreement, Mr. Liu is entitled to a monthly salary of RMB 18,000 yuan ($2,756.51), overtime and bonus for his services as the chief executive officer of the Company. His term of employment began with a two-month probation period and will end on May 25, 2022.

Zhongyuan Trading may terminate Mr. Liu’s employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction to a crime or grossly negligent or dishonest acts to Zhongyuan Trading’s detriment, or severe breach of its policy. In such case, Mr. Liu will not be entitled to receive any monetary compensation. We may also terminate Mr. Liu’s employment during legal layoffs upon 30 days’ advance written notice. In such case of termination by Zhongyuan Trading, Zhongyuan Trading is required to provide the following severance payments to him based on the number of years of his employment and the average monthly wages during the 12 months preceding such termination: (1) a payment equaling his monthly wages for each year of employment if he works for more than 1 year; (2) a payment equaling his monthly wages if he works over 6 months but less than 1 year; and (3) a payment equaling half of his monthly wages if he works for less than 6 months.

Mr. Liu may terminate his employment at any time with 30 days’ advance written notice, or 3 days advance written notice if in probation period.

Mr. Liu has agreed to hold, both during and after the termination of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or mandated by applicable laws, any of Zhongyuan Trading’s confidential information or proprietary information of any third party received by us and for which Zhongyuan Trading have confidential obligations. In addition, he has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for two years following termination of his employment.

Aiping Zhou, Chief Financial Officer and Secretary

Ms. Zhou serves as chief financial officer of Zhongyuan Trading, our subsidiary, pursuant to an employment agreement dated June 11, 2019. Under her employment agreement, Ms. Zhou is entitled to a monthly salary of RMB 16,000 yuan (approximately $2,450), overtime and bonus for her services as the chief financial officer of Zhongyuan Trading. Her term of employment began with a two-month probation period and will end on May 25, 2022.

Zhongyuan Trading may terminate Ms. Zhou’s employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction to a crime or grossly negligent or dishonest acts to its detriment, or severe breach of its policy. In such case, Ms. Zhou will not be entitled to receive any monetary compensation. Zhongyuan Trading may also terminate Ms. Zhou’s employment through legal layoffs upon 30 days’ advance written notice. In such case of termination by Zhongyuan Trading, Zhongyuan Trading is required to provide the following severance payments to her based on the number of years of her employment and the average monthly wages during the 12 months preceding such termination: (1) a payment equaling her monthly wages for each year of employment if she works for more than 1 year; (2) a payment equaling his monthly wages if she works over 6 months but less than 1 year; and (3) a payment equaling half of her monthly wages if she works for less than 6 months.

Ms. Zhou may terminate her employment at any time with 30 days’ advance written notice, or 3 days advance written notice if in probation period.

Ms. Zhou has agreed to hold, both during and after the termination of her employment agreement, in strict confidence and not to use, except as required in the performance of her duties in connection with the employment or mandated by applicable laws, any of Zhongyuan Trading’s confidential information or proprietary information of any third party received by Zhongyuan Trading and for which Zhongyuan Trading have confidential obligations. In addition, she has agreed to be bound by non-competition and non-solicitation restrictions during the term of her employment and for two years following termination of her employment.

Zhenguo Sun, Director

Mr. Sun serves as chief operating officer of Zhongyuan Trading pursuant to an employment agreement dated April 21, 2019. Under his employment agreement, Mr. Sun is entitled to a monthly salary of RMB 16,000 yuan ($2,450.23), overtime and bonus for his services as the chief operating officer of the Company. His term of employment began with a two-month probation period and will end on March 31, 2022.

Zhongyuan Trading may terminate Mr. Sun’s employment for cause, at any time, without notice or remuneration, for certain acts of the director, such as conviction to a crime or grossly negligent or dishonest acts to Zhongyuan Trading’s detriment, or severe breach of Zhongyuan Trading’s policy. In such case, Mr. Sun will not be entitled to receive any monetary compensation. Zhongyuan Trading may also terminate Mr. Sun’s employment during legal layoffs upon 30 days’ advance written notice. In such case of termination by Zhongyuan Trading, Zhongyuan Trading is required to provide the following severance payments to him based on the number of years of his employment and the average monthly wages during the 12 months preceding such termination: (1) a payment equaling his monthly wages for each year of employment if he works for more than 1 year; (2) a payment equaling his monthly wages if he works over 6 months but less than 1 year; and (3) a payment equaling half of his monthly wages if he works for less than 6 months.

Mr. Sun may terminate his employment at any time with 30 days’ advance written notice, or 3 days advance written notice if in probation period. Mr. Sun has agreed to hold, both during and after the termination of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or mandated by applicable laws, any of Zhongyuan Trading’s confidential information or proprietary information of any third party received by Zhongyuan Trading and for which Zhongyuan Trading have confidential obligations. In addition, he has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for two years following termination of his employment.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

As at June 30, 2020, the Company had a balance of $180,804 due from Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd. (“Zhongyuan Vehicle Leasing”), a company controlled by Aiping Zhou, our Chief Executive Officer and director, which was paid in full as of December 31, 2020. As of December 31, 2020, the total amount due to related parties was $5,165,421.

As at June 30, 2020 and 2019, and December 31, 2020, the Company had balances due to stockholders, executive officers and directors of the Company and Zhongyuan Vehicle Leasing, in the aggregate amount of $5,168,219, $5,393,552 and $5,165,421, respectively. These payables represent loans and payable for wine purchases due to the related parties and are due on demand and non-interest bearing. The table below sets forth the details regarding these balances due to related parties:

	December 31	June 30,	June 30,
	2020	2020	2019

Yaxuan Liu(1)	$3,810,020	3,729,077	$3,840,168
Aiping Zhou(2)	844,431	959,772	1,073,363
Zhenguo Sun(3)	505,755	466,135	480,021
Shenzhen Shenzhongyuan Wine Co., Ltd(4)	5,215	13,235	-
Amount due to related parties	$5,165,421	5,168,219	$5,393,552

(1)	Mr. Liu is our CEO and Chairman, stockholder and CEO of Zhongyuan Trading.

(2)	Ms. Aiping Zhou is our CFO, director, stockholder and CFO of Zhongyuan Trading.

(3)	Mr. Sun our director, stockholder and COO of Zhongyuan Trading.

(4)	Shenzhen Shenzhongyuan Wine Co., Ltd is a company controlled by Aiping Zhou.

	Years ended June 30,
	2020	2019

Loans from related parties(1)	$-	$5,375,818
Repayment of loans to related parties(1)	$112,213	$-
Capital injection from related parties(2)	$-	$2,472,835
Payment on behalf of a related party(3)	$182,340	$-
Purchase from a related party(4)	$15,518	$-

	Six months ended December 31,
	2020	2019

Repayment of loans to related parties(1)	$348,830	$-
Loans borrowed from related parties(1)	$-	$1,717
Purchase from a related party(4)	37,137	-

(1)	Loans from related parties and repayment of loans to related parties represented loans supported our operation by the stockholders Yaxuan Liu, Aiping Zhou and Zhenguo Sun.

(2)	Capital injection from related parties were from the stockholders Yaxuan Liu, Aiping Zhou and Zhenguo Sun.

(3)	It represented payment on behalf of Zhongyuan Vehicle Leasing.

(4)	Purchase from a related party represented wines purchased from Shenzhen Shenzhongyuan Wine Co., Ltd. For the year ended June 30, 2020 and the six months ended December 31, 2020, the Company purchased all of its wine inventory from Shenzhen Shenzhongyuan Wine Co., Ltd. The wine was purchased from Shenzhen Shenzhongyuan Wine Co., Ltd at the market price.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that our Board of Directors be independent. At this time, we do not have an “independent director” as that term is defined under the rules of the NASDAQ Capital Market.

ITEM 8. LEGAL PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

a. Market information.

We trade on the Over the Counter Market (“OTC Market”) under the symbol “ZYQG”. To have our securities quoted on the over-the-counter venture market (“OTCQB”) we must: (1) be a company that reports its current financial information to the Commission, banking regulators, or insurance regulators; and (2) have at least one market maker who completes and files a Form 211 with FINRA. The OTC Market differs substantially from national and regional stock exchanges because it: (a) operates through communication of bids, offers, and confirmations between broker-dealers, rather than one centralized market or exchange; and (b) securities admitted to quotation are offered by one or more broker-dealers rather than “specialists” which operate in stock exchanges.

b. Dividends.

We have not issued any dividends, and have no plans of paying cash dividends in the future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

Our board of directors will have the discretion to declare and pay dividends in the future as we are a holding company and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our stockholders and service any debt we may incur. The Foreign Investment Law, and the Company Law of the PRC (2006), as amended, contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside 10% of their after-tax profits of the year, if any, to statutory reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiary and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

c. Holders

As of April 15, 2021, we had 246 stockholders of our common stock, including the shares held in street name by brokerage firms.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On January 30, 2019, we issued 52,000,000 shares of common stock to Mr. Ballard, in exchange for his services as the custodian. The shares issued to Mr. John Ballard were recorded as share based compensation.

On February 11, 2019, Mr. Ballard entered into a stock purchase agreement whereby he transferred 52,000,000 shares of pre reverse stock split shares of common stock to Mr. Jun Chen Limited in exchange for $20,000 in cash.

On March 1, 2019, the Company issued 5,000,000 shares of common stock to Mr. Jun Chen in exchange for his services as the Company’s officer and director.

On October 8, 2019, the Company entered into a Share Exchange Agreement (“Share Exchange”) with ZYQC International Holding Group Limited, a Seychelles corporation (“ZYQC International”) and Mr. Jun Chen. Upon closing of the Share Exchange Agreement, we issued 300,000,000 shares of common stock of the Company to the shareholders of ZYQC International.

The securities issued in the above transactions were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

We are authorized to issue 1,000,000,000 shares of common stock, par value of $.0001 per share. As of April 15, 2021, there are 305,103,100 shares of common stock outstanding.

Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Holders of our common stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions of the Company

Our Certificate of Incorporation and Bylaws provide for the indemnification of present or former directors or officers to the fullest extent permitted by Nevada law, against all expense, liability, and loss reasonably incurred or suffered by such officers or directors in connection with any action against such officers or directors, except those arising from their intentional misconduct, fraud, knowingly violation of the law or any transaction from which the director derived an improper personal benefit. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by the Articles of Incorporation to purchase and maintain insurance in connection with its indemnification obligations.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Yu Certified Public Accountant PC

Professionalism, Expertise, Integrity

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
ZYQC Group Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ZYQC Group Holding Limited (the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of ZYQC Group Holding Limited as of June 30, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, although the Company has limited operations, it has not yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Yu Certified Public Accountant PC
We have served as the Company’s auditor since 2019.
New York, New York
January 20, 2021

F-1

ZYQC Group Holding Limited
Consolidated Balance Sheets
(Amounts in US$)

	June 30,	June 30,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$165,272	$2,056,065
Accounts receivable, net	3,028	7,789
Other receivables, net	266,909	1,759,610
Prepayments	198,949	132,276
Due from a related party	180,804	-
Inventories	-	13,781
Total current assets	814,962	3,969,521
Non-current assets
Property, plant and equipment, net	134,030	201,660
Loans to a third party	16,950	1,647,146
Total non-current assets	150,980	1,848,806
Total assets	$965,942	$5,818,327

Liabilities and Equity
Current Liabilities
Advanced from customers	278,741	1,146,893
Amount due to related parties	5,168,219	5,393,552
Accrued expenses and other liabilities	401,987	259,434
Total current liabilities	5,848,947	6,799,879
Total liabilities	5,848,947	6,799,879

Stockholders’ Equity (Deficit)
Common stock (US$0.0001 par value; authorized 1,000,000,000 shares; issued and outstanding 305,103,100 and 5,103,100 shares at June 30, 2020 and 2019, respectively)	30,510	510
Additional paid in capital	2,889,095	2,919,095
Retained deficit	(7,881,625)	(3,944,315)
Accumulated other comprehensive income	79,015	43,158
Total Stockholders’ Deficit	(4,883,005)	(981,552)
Total liabilities and stockholders’ deficit	$965,942	$5,818,327

See accompanying notes to the consolidated financial statements.

F-2

ZYQC Group Holding Limited
Consolidated Statements of Operation and Comprehensive Loss
(Amounts in US$)

	Year Ended	Year Ended
	June 30,	June 30,
	2020	2019
Revenue
Automotive transaction facilitation revenue	$548,309	$722,986
Licensing service revenue	752,110	1,127,347
Other sales revenue	18,185	-
Total revenue	1,318,604	1,850,333

Cost of revenue
Cost of facilitation service	159,095	153,340
Cost of licensing service	4,312	26,200
Cost of other sales	15,505	-
Total cost of revenue	178,912	179,540
Gross profit	1,139,692	1,670,793

Operating expenses:
Selling and marketing expenses	1,469,953	1,824,819
General and administrative expenses	3,641,992	2,881,289
Total operating expenses	5,111,945	4,706,108

Loss from operations	(3,972,253)	(3,035,315)

Other income (expenses)	34,943	(4,303)

Loss before income taxes	(3,937,310)	(3,039,618)
Income tax expense	-	-
Net loss	$(3,937,310)	$(3,039,618)
Other comprehensive income (loss)
Foreign currency translation gain, net of nil income taxes	35,857	37,229
Comprehensive loss	$(3,901,453)	$(3,002,389)
Loss per share
Basic and diluted	(0.02)	(1.75)
Weighted average number of common shares outstanding
Basic and diluted	223,955,559	1,740,708

See accompanying notes to the consolidated financial statements.

F-3

ZYQC Group Holding Limited
Consolidated Statements of Changes in Stockholders’ Deficits
(Amounts in US$)

						Accumulated
	Common Stock		Additional			other
	Number of shares	Amount	paid in capital	Statutory reserves	Retained deficit	comprehensive income (loss)	Total Deficit
Balance, June 30, 2018	47,820,000	$4,782	$394,218	$-	$(904,697)	$5,929	$(499,768)
Issuance of common stock exchange for service from the custodian	52,000,000	5,200	42,070	-	-	-	47,270
Reverse split, January 30, 2019	(99,716,900)	(9,972)	9,972	-	-	-	-
Capital contribution by stockholders	-	-	2,472,835	-	-	-	2,472,835
Net loss			-	-	(3,039,618)		(3,039,618)
Issuance of common stock to the stockholder	5,000,000	500	-	-	-	-	500
Foreign currency translation adjustment	-	-	-	-	-	37,229	37,229
Balance, June 30, 2019	5,103,100	$510	$2,919,095	$-	$(3,944,315)	$43,158	$(981,552)
New shares issued	300,000,000	30,000	(30,000)	-	-	-	-
Net loss			-	-	(3,937,310)	-	(3,937,310)
Foreign currency translation adjustment	-	-	-	-	-	35,857	35,857
Balance, June 30, 2020	305,103,100	$30,510	$2,889,095	$-	$(7,881,625)	$79,015	$(4,883,005)

See accompanying notes to the consolidated financial statements.

F-4

ZYQC Group Holding Limited
Consolidated Statements of Cash Flows
(Amounts in US$)

	Year Ended	Year Ended
	June 30,	June 30,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(3,937,310)	$(3,039,618)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	61,935	39,261
Disposal of property, plant and equipment	16,166	-
Provision for allowance for doubtful accounts	1,800,741	106,914
Changes in operating assets and liabilities:
Accounts receivable	4,573	(3,834)
Other receivables	792,935	(1,882,894)
Prepayments	(71,098)	(101,080)
Amount due from a related party	(182,340)	-
Inventories	13,496	(13,952)
Amount due to related parties	13,348	-
Advanced from customers	(842,069)	1,005,097
Other taxes payable	(25,486)	21,057
Accrued expenses and other current liabilities	173,544	(55,936)
Net cash used in operating activities	(2,181,564)	(3,924,985)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(15,778)	(204,492)
Loans repaid by a third party	473,463	-
Loans to a third party	(17,094)	(1,667,563)
Net cash provided by/(used in) investing activities	440,591	(1,872,055)

Cash Flows From Financing Activities
Consideration of shares issuance to the stockholder	-	500
Capital contribution from ordinary stockholders	-	2,472,835
Repayment of loan to related parties	(112,213)	-
Loans from related parties	-	5,375,818
Net cash (used in)/provided by financing activities	(112,213)	7,849,153

Effect of exchange rate fluctuation on cash and cash equivalents	(37,607)	(7,650)

Net (decrease) increase in cash and cash equivalents	(1,890,793)	2,044,463
Cash and cash equivalents, beginning of year	2,056,065	11,602
Cash and cash equivalents, end of year	$165,272	$2,056,065

Supplemental disclosure information:
Cash paid for income tax expense	$-	$-
Cash paid for interest expense	$-	$-
Supplemental disclosure of non-cash investing and financing activities:
Shares issuance to the custodian	$-	$47,270

See accompanying notes to the consolidated financial statements.

F-5

ZYQC Group Holding Limited
Notes to Consolidated Financial Statements
(Amounts in US$ unless otherwise noted)

NOTE 1. DESCRIPTION OF BUSINESS AND ORGANIZATION

ZYQC Group Holding Limited (the “Company”) was incorporated under the name Titan Gold Corp. on September 16, 2009 under the laws of the State of Nevada. On February 25, 2010, the Company amended its articles of incorporation to change its name to Tundra Gold Corp. The Company ceased operations in 2014.

On December 31, 2018, the eight judicial District Court of Nevada appointed John Ballard as custodian for the Company, with proper notice having been given to the officers and directors of the Company. There was no opposition.

On January 30, 2019, the Company resolved to issue 52,000,000 shares of common stock to Mr. John Ballard, in exchange for Mr. Ballard’s contribution as custodian. The shares issued to Mr. John Ballard recorded as share based compensation.

On January 30, 2019, the Company amended its articles of incorporation, as amended, to effect a 1-for-1,000 reverse stock split, with fractional shares otherwise issuable to be rounded up to the nearest whole share, and with no stockholder to received less than 100 whole shares, and to change the name of corporation to “ZYQC Group Holding Limited”. After the reverse stock split, the Company had 100,000,000 shares authorized with a par value of $0.0001 per share, and 103,100 shares issued and outstanding.

On February 11, 2019, Mr. John Ballard entered into a stock purchase agreement whereby he transferred 52,000,000 shares of pre reverse stock split shares of common stock to Mr. Jun Chen in exchange for $40,000 in cash. As a result of the sale, John Ballard resigned as the sole officer and director of the Company and Mr. Jun Chen was then appointed as the Company’s CEO, CFO, Secretary, Treasurer and Director. This resulted in a change of control of the Company. There is no family relationship or other relationship between Mr. Ballard and Mr. Chen.

On March 1, 2019, the Company issued 5,000,000 shares of common stock to Mr. Jun Chen as compensation for his services as an officer and director of the Company.

On September 3, 2019, the Company amended its articles of incorporation, as amended, to increase its authorized capital to 1,000,000,000 shares of common stock, with a par value of $0.0001 per share.

On October 8, 2019, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with ZYQC International Holding Group Limited, a Seychelles corporation and Mr. Jun Chen pursuant to which the Company issued 300,000,000 shares to the shareholders of ZYQC International Holding Group Limited (“ZYQC International”) in exchange for 300,000,000 ordinary shares of ZYQC International Holding Group Limited, representing 100% of its issued and outstanding shares.

ZYQC International was incorporated on April 4, 2019 in Seychelles.

F-6

On June 21, 2019, ZYQC International became the parent holding company of a group of companies comprised of Zhongyuanchuang Trading Co., Ltd., a Hong Kong company (“Zhongyuanchuang”), which is the parent company of Shandong Zhongyuan Future Automobile Technology Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Shandong Zhongyuan” or “WFOE”).

Zhongyuan Automobile Trading Co., Ltd. (“Zhongyuan Trading”), was incorporated on April 17, 2018 and registered in Shenzhen City, Guangdong Province, under the laws of the PRC. Zhongyuan Trading is wholly-owned by Shandong Zhongyuan.

The Company engaged in vehicle related services in Mainland China. The Company is a provider of automotive transaction services, connecting automakers, dealers, car buyers and other industry participants, facilitate the purchase and sale of automobiles between automakers, dealers and other automobile sellers. The Company provides services primarily through collaboration with regional operation centers and charge operation centers a fee to use our trademark, brand, and logos, training and support, access to favorable pricing and customer services. For the years ended June 30, 2020 and 2019, licensing service took up a majority part of the Company’s revenues.

NOTE 2. GOING CONCERN

As of June 30, 2020, the Company had $165,272 in cash and cash equivalents. The Company has net loss and negative operating cash flow for the year ended June 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been support from stockholders and related parties. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to maintain profitability and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to maintain profitability.

The Company will focus on improving operation efficiency and cost reduction, developing new business and enhancing marketing function.

The Company believes that available cash and cash equivalents, the cash provided by operating activities, together with actions as developing more customers and create synergy of the Company’s resources, should enable the Company to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Company has prepared the consolidated financial statements on a going concern basis. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, obtaining financial support from related parties and controlling overhead expenses. Management cannot provide any assurance that the Company will raise additional capital if needed.

NOTE 3. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied.

b.	Principles of consolidation

The consolidated financial statements include the accounts of all the subsidiaries of the Company. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

F-7

c.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. Significant items subject to such estimates and assumptions include allowance of doubtful accounts and the estimated useful lives of long-lived assets.

d.	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when initially purchased.

e.	Accounts receivable

Accounts receivables are stated at the amount the Company expect to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience and information on customer accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company have historically experienced little, if any, uncollectible receivables to date.

f.	Inventory

The Company values its inventories at the lower of cost or net realizable value.

Inventories consist of mainly uniform and navigation GPS.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, the inventories are written down to net realizable value. Any idle facility costs or excessive spoilage are recorded as current period charges.

The Company had no impairment charges for the years ended June 30, 2020 and 2019.

g.	Property, plant and equipment, net

Zhongyuan Trading’s property and equipment are recorded at cost less accumulated depreciation with 5% residual value. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Furniture	3-5 years
Office equipment and others	3-5 years
Motor vehicles	4 years

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon. Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

h.	Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, applying the modified retrospective method.

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation.

F-8

The Company did not control the specified goods before that is transferred to the customers and the Company is an agent. The automotive transaction facilitation revenue should be recognized on a net basis.

The Company does not believe that significant management judgements are involved in revenue recognition, but the amount and timing of the Company’s revenues could be different for any period if management made different judgments or utilized different estimates. Generally, the Company recognizes revenue under ASC Topic 606 for its performance obligation.

The automotive transaction facilitation revenue are derived principally from providing facilitation service to customers, the Company recognizes revenue upon the end customers obtained the vehicle ownership certificates, when the Company fulfills the obligation. The Company facilitated the purchase and sale of vehicles between automakers, dealers, automobile sellers and car buyers, and earned facilitation fee from helping end customers purchase the vehicles and obtain the vehicle ownership certificates. The promise of providing this service is distinct and is defined as a performance obligation. The Company fulfills this obligation once the end customers have obtained the vehicle ownership certificates. In addition, the Company does not provide other maintenance services. The contracts have not created an implicit promise to provide other goods or services to its customers. The performance obligation under this type of business is to provide specific facilitation service to the customers, a single distinct performance obligation. Specifically, other than providing these services to the customers, there are no other commitments, quantitatively or qualitatively, in this contract.

For the licensing services, customers pay to the Company and has the right to use the Company’s trademark, brand, logo for one year. Thus, the only performance obligation under the contract is right to use brand name provided to the customers. The licensing service revenue is recognized ratably over the period the brand is provided and, as such, the Company considers the services to have been delivered (“over time”).

i.	Advertising, sales and marketing costs

Advertising, sales and marketing costs consist primarily of costs for the promotion and marketing of corporate image and service. The Company expensed all marketing and advertising costs as incurred.

j.	Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and the Company’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance.

F-9

Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitation has expired or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

k.	Value added taxes (“VAT”)

For the years ended June 30, 2020 and 2019, the Company’s revenues are subject to VAT rates of 6% and 3%. From September 2019, the Company’s revenue are subject to VAT rates of 6%. The Company is also subject to surcharges, which includes urban maintenance and construction taxes and additional education fees on VAT payable in accordance with PRC law. The surcharges are at the rate of 12% of the VAT payable, depending on which tax jurisdiction the Company’s PRC operating entities operate in.

l.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

m.	Foreign currency transactions and translations

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates. The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and stockholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net loss of the consolidated financial statements for the respective periods.

The exchange rates used for foreign currency translation were as follows (US Dollars $1 = RMB):

	Year End	Average
06/30/2020	7.0795	7.0198
06/30/2019	6.8747	6.7905

F-10

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

n.	Comprehensive Income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding those resulting from investments by and distributions to stockholders. Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets, only consists of cumulative foreign currency translation adjustment.

o.	Fair Value Measurements

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no transfers between level 1, level 2 or level 3 measurements for the years ended June 30, 2020 and 2019.

As of June 30, 2020 and 2019, none of the Company’s nonfinancial assets or liabilities was measured at fair value on a nonrecurring basis.

The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts receivables, other receivables, prepayment, accrued expenses and other liabilities, are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available.

p.	Earnings (loss) per share

Earnings (loss) per share are calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis when the impact is dilutive. The dilutive effect of outstanding common stock warrants and options are reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive.

F-11

q.	Recent accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. All other entities shall adopt the amendments in this ASU for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842)–Targeted Improvements”, which provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date (such as January 1, 2019, for calendar year-end public business entities) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

In November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)-Effective date”, which defer the effective date for all other entities by an additional year to for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company will adopt the amendments in this ASU for its fiscal year ending June 30, 2021. The Company is currently evaluating the impact on its consolidated financial position and results of operations upon adopting the leasing standard.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses.

In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company plans to adopt the ASU on July 1, 2021. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). The amendments in this update clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The ASU is currently not expected to have a material impact on the consolidated financial statements.

F-12

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial position and results of operations upon adoption.

NOTE 4. SIGNIFICANT RISKS

Foreign currency risk

The Company’s operation is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. The Company places its cash and cash equivalents with financial institutions, which management believes are of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers.

Concentration risk

For the years ended June 30, 2020 and 2019, all of the Company’s assets were located in the PRC and all of the Company’s revenues were derived from the PRC.

For the years ended June 30, 2020 and 2019, no customer accounted for over 10% of the Company’s revenue.

NOTE 5. ACCOUNTS RECEIVABLE, NET

	June 30,	June 30,
	2020	2019
Accounts receivable	$3,263	$8,030
Allowance	(235)	(241)
Accounts receivable, net	$3,028	$7,789

All of the accounts receivable are non-interest bearing. Based on the assessment of the collectability of the accounts receivable as of June 30, 2020 and 2019, the Company provided $235 and $241 in allowance, respectively.

F-13

NOTE 6. OTHER RECEIVABLES

	June 30,	June 30,
	2020	2019
Staff advance	$3,635	$10,183
Deposits and others	210,368	81,472
Advance for cooperation partners	810,765	1,773,319
Loan to a third party (see Note 9)	1,130,023	-
Allowance	(1,887,882)	(105,364)
Other receivables, net	$266,909	$1,759,610

Deposits and others mainly consisted of deposits made to service providers.

Advance for cooperation partners represented advanced payment for the third-party cooperative operation centers who are responsible for introducing end customers to the Company.

As of June 30, 2020, loan to a third party represented an operating loan to a third-party cooperation partner, who introduce customers for the Company. The loan will mature in January 31, 2021.

The Company accrued allowance for the balance of other receivables according to the customer specific facts and economic conditions. Based on the assessment of the collectability of the deposit and others as of June 30, 2020 and 2019, the Company provided $1,887,882 and $105,364 in allowance, respectively.

NOTE 7. PREPAYMENTS

	June 30,	June 30,
	2020	2019
Advances to service providers	$198,949	$132,276
Prepayment	$198,949	$132,276

Prepayments consisted of advances to service providers.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following:

	June 30,	June 30,
	2020	2019
Furniture	$2,985	$3,074
Office Equipment and others	77,063	63,248
Motor vehicles	141,225	174,669
Total	221,273	240,991
Less: accumulated depreciation	(87,243)	(39,331)
Property, plant and equipment, net	$134,030	$201,660

Depreciation expense for the years ended June 30, 2020 and 2019 was $61,935 and $39,261, respectively.

F-14

NOTE 9. LOANS TO A THIRD PARTY

	June 30,	June 30,
	2020	2019
Loans to third parties	$16,950	$1,647,146
Loans to third parties	$16,950	$1,647,146

As of June 30, 2020, the Company had two loans to a third party with the total amount of $16,950. These loans were from May 2020 to May 2022.

As of June 30, 2019, loans to a third party represented operating loans to a third-party cooperation partner, who introduced customers for the Company. One of the loans was from October 2018 to October 2020 with an annual interest rate of 12% and which was fully collected in November and December 2019. The other loan was from January 2019 to January 2021 with an annual interest rate of 12%. The Company has waived the interests from the third party for early collection of the loans.

NOTE 10. ADVANCED FROM CUSTOMERS

	June 30, 2020	June 30, 2019
Advanced payments from customers	$274,899	$278,007
Deferred licensing service fees	3,842	868,886
Advanced payments from customers	$278,741	$1,146,893

Advanced payments from customers were payments received from customers as down payment for purchase of automobiles.

Deferred licensing service fees represented payment received for licensing service.

NOTE 11. ACCURED EXPENSE AND OTHER CURRENT LIABILITIES

	June 30,	June 30,
	2020	2019
Staff cost related payable	$40,625	$95,342
Other taxes payables	2,147	28,235
Consulting fee payable	174,533	91,377
Others	184,682	44,480
Accrued expenses and other current liabilities	$401,987	$259,434

Staff cost related payables are mainly consisted of employee salaries and social insurances accrued.

Consulting fee payable represented amount due to a consulting company in connection with the Company’s becoming a reporting company.

F-15

NOTE 12. RELATED PARTY BALANCE AND TRANSACTIONS

a.	Balances

Amount due from a related party:

	June 30,	June 30,
	2020	2019
Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd (i)	$180,804	$-
Amount due from a related party	$180,804	$-

Amount due to related parties:

	June 30,	June 30,
	2020	2019
Yaxuan Liu (ii)	$3,729,077	$3,840,168
Aiping Zhou (iii)	959,772	1,073,363
Zhenguo Sun (iv)	466,135	480,021
Shenzhen Shenzhongyuan Wine Co., Ltd. (v)	13,235	-
Amount due to related parties	$5,168,219	$5,393,552

(i)	Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd is a company controlled by the management of the Company.
(ii)	Yaxuan Liu is the general manager of Zhongyuan Trading and one of the stockholders of the Company.
(iii)	Aiping Zhou is the supervisor of Zhongyuan Trading and one of the stockholders of the Company.
(iv)	Zhenguo Sun is director of Zhongyuan Trading and one of the stockholders of the Company.
(v)	Shenzhen Shenzhongyuan Wine Co., Ltd is a company controlled by one of the management of the Company.

b.	Transactions

	Years ended June 30,
	2020	2019
Loans from related parties(1)	$-	$5,375,818
Repayment of loans to related parties(2)	$112,213	$-
Capital injection from related parties(3)	$-	$2,472,835
Payment on behalf of a related party(4)	$182,340	$-
Purchase from a related party(5)	$15,518	$-

1. Loans from related parties

During the years ended June 30, 2020 and 2019, loans from Yaxuan Liu, Aiping Zhou and Zhenguo Sun in the amount of $nil and $5,375,818, respectively.

 2. Repayment of loans to related parties

During the years ended June 30, 2020 and 2019, repayment of loans to related parties in the amount of $112,213 and nil, respectively.

F-16

3. Capital injection from related parties

During the years ended June 30, 2020 and 2019, capital injection from Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd in the amount of nil and $2,472,835, respectively.

4. Payment on behalf of a related party

During the years ended June 30, 2020 and 2019, payment on behalf of a related party in the amount of $182,340 and nil, respectively.

5. Purchase from a related party

During the years ended June 30, 2020 and 2019, purchase from a related party in the amount of $15,518 and nil, respectively.

NOTE 13. TAXATION

Income Tax

The Company was incorporated in Nevada, United States of America and it is a holding company and does not conduct any substantial operation on its own.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“TCJA” or the “Act”) (which is commonly referred to as “U.S. tax reform”). The Act significantly changes U.S. corporate income tax laws including but not limited to reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposing a one-time mandatory tax on previously deferred foreign earnings and a new tax on global intangible low-taxed income (“GILTI”) effective for tax years of non-U.S. corporations beginning after December 31, 2017.

As a result of tax reform, the Company determined that a portion of its current undistributed foreign earnings is no longer deemed reinvested indefinitely by its non-U.S. subsidiaries. The Company did not recorded provisional tax charge related to the one-time transition tax as there were no cumulative positive earnings and profits from its foreign subsidiaries.

Effective January 1, 2018, the Company is subject to the new GILTI tax rules. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of controlled foreign corporations (“CFCs”), subject to the possible use of foreign tax credits and a deduction equal to 50 percent to offset the income tax liability, subject to some limitations. Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current period expense when incurred (the “period cost method”) or factoring such amounts into the Company’s measurement of its deferred taxes (the “deferred method”). The Company has evaluated whether it has additional provision amount resulted by the GILTI inclusion on current earnings and profits of its CFCs. The Company has made an accounting policy choice of treating taxes due on future U.S. inclusions in taxable amount related to GILTI as a current period expense when incurred.

On December 22, 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740, Income Taxes. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. The Company completed the assessment of the income tax effect of the Tax Act and there were no adjustments recorded to the provisional amounts.

The Company has evaluated and concluded that there was no impact on its consolidated financial position and results of operations. The Company’s U.S. deferred tax assets have been remeasured using the new statutory rate of 21%.

F-17

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because it has experienced operating losses. When it is more likely than not that a tax asset cannot be realized through future income, the Company must take a full valuation allowance for this future tax benefit. The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the year ended June 30, 2019, or during the prior three years applicable under FASB ASC 740. The Company did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns have been appropriately filed by the Company.

The Company’s operating entity incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applied to both domestic and foreign invested enterprises. During years ended June 30, 2020 and 2019, the Company have incurred a net operating loss of $3,937,310 and $3,039,618, respectively. As a result, the Company did not incur any EIT during the two reported tax years.

Deferred Tax

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carry forwards. The Company evaluates the potential realization of deferred tax assets on an entity-by-entity basis. As of June 30, 2020 and 2019, valuation allowances were provided against deferred tax assets in entities where it was determined it was more likely than not that the benefits of the deferred tax assets will not be realized. The Company had deferred tax assets as of June 30, 2020 and 2019, which can be carried forward to offset future taxable income. The management determines it is more likely than not that these deferred tax assets could not be recognized, so full allowances were provided as of June 30, 2020 and 2019. The operating loss generated from tax year ending June 30, 2020 and 2019 carry forward incurred by the Company that will expire in year 2025 and 2024, respectively. The Company maintains a full valuation allowance against its deferred tax assets, since due to uncertainties surrounding future utilization, the Company estimates there will not be sufficient future earnings to utilize its deferred tax assets.

The Company’s deferred tax assets were as follows:

	June 30, 2020	June 30, 2019
Tax effect of net operating losses carried forward	$1,655,141	$828,306
Valuation allowance	(1,655,141)	(828,306)
Deferred tax assets, net	$-	$-

A reconciliation of income taxes computed at the statutory rate is as follows:

	Years ended June 30,
	2020	2019
Tax at statutory rate (21%)	$826,835	$627,337
Increase in valuation allowance	(826,835)	(627,337)
Income tax expenses	$-	$-

The Company did not pay any income taxes during the years ended June 30, 2020 or 2019.

F-18

There were no uncertain tax positions as of June 30, 2020 and 2019 and the Company does not believe that this will change over the next twelve months.

NOTE 14. COMMITMENT

Operating lease

The Company leases an office under a non-cancelable operating lease agreement. The rental expense for the years ended June 30, 2020 and 2019 was $412,176 and $409,411, respectively. All leases are on a fixed repayment basis. None of the leases include contingent rentals.

Minimum future commitments under these agreements as of June 30, 2020 are as follows:

Lease Commitment
Year ending June 30,
2021	$340,586
Total	$340,586

The Company has no pending litigation as of June 30, 2019.

NOTE 15. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. The Company has determined that, except for the below, there are no events that would have required adjustment or disclosure in the consolidated financial statements.

Since the outbreak of COVID-19, PRC government has implemented a series of strict measures, including travel restrictions, quarantines, and a temporary shutdown of businesses which resulted in a decrease in activity level between both suppliers and end customers. In particular, the facilitation business requires in-person contact and have been adversely and materially affected by these interruptions and delayed business resumption. As part of the Company’s revenues are generated from facilitation service business, the outbreak of COVID-19 and subsequent prevention and control measures have adversely affected the Company’s business operations and financial conditions in the first half of year 2020, including but not limited to material negative impact to the Company’s total revenues and results of operations, as people are discouraged from engaging in offline activities, such as those involving group gatherings and outdoor activities, had also become impracticable as a result of the outbreak. The Company commenced a new business from June 2020 to generate more revenue. Also, the Company scaled back certain expenses, particularly some discretionary advertising expenses to mitigate the adverse impact on its profit.

During February 2020, a majority of the Company’s employees worked from home. Since the end of February 2020, the number of daily new cases of COVID-19 in the PRC have been contained at a relatively low level, the quarantine measures have been gradually relaxed or lifted. The Company’s business activities have been recovering and some of the employees are going back to offices. Despite the recovering trend the Company has observed till the date of this report, there is still high uncertainty as to how the ongoing pandemic will develop and its impact on the Company’s business going forward. For example, authorities in Beijing have locked down certain residential communities in response to new confirmed COVID-19 cases in June 2020 and the health officials in PRC warned the risk of the outbreak worsening was “very high”. If the pandemic continues to impact economic activity subsequent to the date of this report, the Company’s business, financial condition and results of operations may continue to be adversely affected, the extent of which cannot be reasonably estimated at the current stage. The Company will regularly assess and adopt measures to offset any challenges created by the ongoing pandemic.

F-19

ZYQC Group Holding Limited
Condensed Consolidated Balance Sheets
(Amounts in US$)

	December 31,
	2020 (Unaudited)	June 30, 2020

Assets
Current assets
Cash and cash equivalents	$120,947	$165,272
Accounts receivable, net	3,285	3,028
Other receivables, net	182,060	266,909
Prepayments	64,875	198,949
Due from a related party	-	180,804
Total current assets	371,167	814,962
Non-current assets
Property, plant and equipment, net	114,512	134,030
Loans to a third party	27,587	16,950
Operating lease right-of-use assets	335,134	-
Total non-current assets	477,233	150,980
Total assets	$848,400	$965,942

Liabilities and Equity
Current Liabilities
Advanced from customers	203,758	278,741
Amount due to related parties	5,165,421	5,168,219
Operating lease liability, current	291,670	-
Accrued expenses and other liabilities	378,394	401,987
Total current liabilities	6,039,243	5,848,947
Non-current Liabilities
Operating lease liability, non-current	108,701	-
Total non-current liabilities	108,701	-
Total liabilities	6,147,944	5,848,947

Stockholders’ Equity (Deficit)
Common stock (US$0.0001 par value; authorized 1,000,000,000 shares; issued and outstanding 305,103,100 shares at December 31, 2020 and June 30, 2020, respectively)	30,510	30,510
Additional paid in capital	2,889,095	2,889,095
Accumulated deficits	(7,962,270)	(7,881,625)
Accumulated other comprehensive (loss) income	(256,879)	79,015
Total Stockholders’ Deficit	(5,299,544)	(4,883,005)
Total liabilities and stockholders’ deficit	$848,400	$965,942

See accompanying notes to the condensed consolidated financial statements.

F-20

ZYQC Group Holding Limited
Condensed Consolidated Statements of Operation and Comprehensive Loss
(Unaudited)

(Amounts in US$)

	Six Months Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Automobile transaction facilitation revenue	$93,565	$440,913	$37,032	$249,578
Licensing revenue	-	583,612	-	224,578
Other sales revenue	41,459	-	12,726	-
Total revenues	135,024	1,024,525	49,758	474,156

Cost of revenues
Cost of facilitation service	16,260	74,899	8,511	35,705
Cost of licensing service	-	7,455	-	2,431
Cost of other sales	36,938	-	11,626	-
Total cost of revenue	53,198	82,354	20,137	38,136
Gross profit	81,826	942,171	29,621	436,020

Operating expenses
Sales and marketing expenses	90,299	1,287,106	22,753	1,092,053
General and administrative expenses	474,595	1,065,530	237,629	260,435
Reversal of allowance for doubtful accounts	(395,775)	(24,560)	(23,029)	(21,561)
Total operating expenses	169,119	2,328,076	237,353	1,330,927

Loss from operations	(87,293)	(1,385,905)	(207,732)	(894,907)

Other income (expenses)	6,648	(963)	(3,742)	(5,066)
Loss before income taxes	(80,645)	(1,386,868)	(211,474)	(899,973)
Income tax expense	-	-	-	-
Net income (loss)	(80,645)	(1,386,868)	(211,474)	(899,973)
Other comprehensive income
Foreign currency translation loss, net of nil income taxes	(335,894)	(4,612)	(183,036)	(14,066)
Comprehensive Loss	(416,539)	(1,391,480)	(394,510)	(914,039)

Loss per share
Basic and diluted	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	305,103,100	143,690,057	305,103,100	143,690,057

See accompanying notes to the condensed consolidated financial statements.

F-21

ZYQC Group Holding Limited
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
(Unaudited)

(Amounts in US$)

Six months ended December 31, 2020

	Common Stock		Additional			Accumulated other
	Number of shares	Amount	paid in capital	Statutory reserves	Accumulated deficits	comprehensive income (loss)	Total Deficit
Balance, July 1, 2020	305,103,100	$30,510	$2,889,095	$-	$(7,881,625)	$79,015	$(4,883,005)
Net income	-	-	-	-	(80,645)	-	(80,645)
Foreign currency translation adjustment	-	-	-	-	-	(335,894)	(335,894)
Balance, December 31, 2020	305,103,100	$30,510	$2,889,095	$-	$(7,962,270)	$(256,879)	$(5,299,544)

Six months ended December 31, 2019

	Common Stock		Additional			Accumulated other
	Number of shares	Amount	paid in capital	Statutory reserves	Accumulated deficits	comprehensive income	Total Deficit
Balance, July 1, 2019	5,103,100	$510	$2,919,095	$-	$(3,944,315)	$43,158	$(981,552)
Net loss	-	-	-	-	(1,351,492)	-	(1,351,492)
Foreign currency translation adjustment	-	-	-	-	-	(4,448)	(4,448)
Balance, December 31, 2019	5,103,100	$510	$2,919,095	$-	$(5,295,807)	$38,710	$(2,337,492)

See accompanying notes to the condensed consolidated financial statements.

F-22

ZYQC Group Holding Limited

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in US$)

	Six Months Ended	Six Months Ended
	December 31,	December 31,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(80,645)	$(1,386,868)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	29,778	29,852
Reversal of provision for allowance for doubtful accounts	(395,775)	(24,560)
Amortization of right-of-use assets	114,430	-
Changes in operating assets and liabilities:
Accounts receivable	148	5,722
Other receivables	499,225	338,730
Prepayments	144,754	(650,297)
Due from a related party	188,988	-
Inventories	-	13,518
Amount due to related parties	(8,810)	-
Advanced from customers	(95,062)	(160,047)
Operating lease liabilities	(93,050)	-
Other taxes payable	297	(19,029)
Accrued expenses and other current liabilities	(2,544)	58,857
Net cash provided by (used in) operating activities	301,734	(1,794,122)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	-	(15,804)
Loans repaid by a third party	-	474,220
Loans to a third party	(8,859)	-
Net cash (used in) provided by investing activities	(8,859)	458,416

Cash Flows From Financing Activities
Borrowing from related parties	-	157,344
Repayment of loan to related parties	(348,830)	-
Net cash (used in) provided by financing activities	(348,830)	157,344

Effect of exchange rate fluctuation on cash and cash equivalents	11,630	(32,731)

Net decrease in cash and cash equivalents	(44,325)	(1,211,093)
Cash and cash equivalents, beginning of period	165,272	2,056,065
Cash and cash equivalents, end of period	$120,947	$844,972

Supplemental disclosure information:
Cash paid for income tax expense	$-	$-
Cash paid for interest expense	$-	$-

Supplemental disclosure of non-cash activities:
Right of use assets obtained in exchange for operating lease liabilities	$478,758	$-

See accompanying notes to the condensed consolidated financial statements.

F-23

ZYQC Group Holding Limited

Notes to Condensed Consolidated Financial Statements

(Amounts in US$ unless otherwise noted)

NOTE 1. DESCRIPTION OF BUSINESS AND ORGANIZATION

ZYQC Group Holding Limited (the Company) was incorporated under the name Titan Gold Corp. on September 16, 2009 under the laws of the State of Nevada. On February 25, 2010 the Company amended its articles of incorporation to change its name to Tundra Gold Corp. The Company ceased operations in 2014.

On December 31, 2018, the eight judicial District Court of Nevada appointed John Ballard as custodian for the Company, with proper notice having been given to the officers and directors of the Company. There was no opposition.

On January 30, 2019, the Company resolved to issue 52,000,000 shares of common stock to Mr. John Ballard, in exchange for Mr. Ballard’s contribution as custodian. The shares issued to Mr. John Ballard recorded as share based compensation.

On January 30, 2019, the Company amended its article of incorporation, as amended, to effect a 1-for-1,000 reverse stock split, with fractional shares otherwise issuable to be rounded up to the nearest whole share, and with no stockholder to received less than 100 whole shares, and to change the name of corporation to “ZYQC Group Holding Limited”. After the reverse stock split, the Company had 100,000,000 shares authorized with a par value of $0.0001 per share, and 103,100 shares issued and outstanding.

On February 11, 2019, Mr. John Ballard entered into a stock purchase agreement whereby he transferred 52,000,000 shares of pre reverse stock split shares of common stock to Mr. Jun Chen in exchange for $40,000 in cash. As a result of the sale, John Ballard resigned as the sole officer and director of the Company and Mr. Jun Chen was then appointed as the Company’s CEO, CFO, Secretary, Treasurer and Director. This resulted in a change of control of the Company. There is no family relationship or other relationship between the Mr. Ballard and Mr. Chen.

On March 1, 2019, the Company issued 5,000,000 shares of common stock to Mr. Jun Chen as compensation for his services as an officer and director of the Company.

On September 3, 2019, the Company amended its articles of incorporation, as amended, to increase its authorized capital to 1,000,000,000 shares of common stock, with a par value of $0.0001 per share.

On October 8, 2019, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with ZYQC International Holding Group Limited, a Seychelles corporation and Mr. Jun Chen pursuant to which the Company issued 300,000,000 shares to the shareholders of ZYQC International Holding Group Limited (“ZYQC International”) in exchange for 300,000,000 ordinary shares of ZYQC International Holding Group Limited, representing 100% of its issued and outstanding shares..

ZYQC International was incorporated on April 4, 2019 in Seychelles.

On June 21, 2019, ZYQC International became the parent holding company of a group of companies comprised of Zhongyuanchuang Trading Co., Ltd., a Hong Kong company (“Zhongyuanchuang”), which is the parent company of Shandong Zhongyuan Future Automobile Technology Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Shandong Zhongyuan” or “WFOE”).

Zhongyuan Automobile Trading Co., Ltd. (“Zhongyuan Trading”), was incorporated on April 17, 2018 and registered in Shenzhen City, Guangdong Province, under the laws of the PRC. Zhongyuan Trading is wholly-owned by Shandong Zhongyuan.

The Company engaged in vehicle related services in Mainland China. The Company is a provider of automotive transaction services, connecting automakers, dealers, car buyers and other industry participants, facilitate the purchase and sale of automobiles between automakers, dealers and other automobile sellers. The Company provides services primarily through collaboration with regional operation centers and charge operation centers a fee to use our trademark, brand, and logos, training and support, access to favorable pricing and customer services.. For the six months ended December 31, 2020, the transaction facilitation service took up majority of the Company’s revenue and there was no licensing revenue recognized.

F-24

NOTE 2. GOING CONCERN

As of December 31, 2020, the Company had $120,947 in cash and cash equivalents. The Company has net loss for the six months ended December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been support from stockholders and related parties. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to maintain profitability and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to maintain profitability.

The Company will focus on improving operation efficiency and cost reduction, developing new business and enhancing marketing function.

The Company believes that available cash and cash equivalents, the cash provided by operating activities, together with actions as developing more customers and create synergy of the Company’s resources, should enable the Company to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Company has prepared the consolidated financial statements on a going concern basis. However, the COVID-19 outbreak in the PRC has had and may continue to have an adverse effect on the Company’s business operations and cashflow, including but not limited to decrease in revenues, slower collection of accounts receivables and additional allowance for doubtful accounts. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, obtaining financial support from related parties and controlling overhead expenses. Management cannot provide any assurance that the Company will raise additional capital if needed.

NOTE 3. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied.

b.	Principles of consolidation

The consolidated financial statements include the accounts of all the subsidiaries of the Company. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

c.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. Significant items subject to such estimates and assumptions include allowance of doubtful accounts and the estimated useful lives of long-lived assets.

d.	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when initially purchased.

e.	Allowance for doubtful accounts

Receivables are stated at the amount the Company expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience and information on customer accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts as of December 31, 2020 and June 30, 2020 was $1,637,783 and $1,888,117, respectively.

f.	Inventory

The Company values its inventories at the lower of cost or net realizable value.

Inventories consist of mainly uniform and navigation GPS.

F-25

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, the inventories are written down to net realizable value. Any idle facility costs or excessive spoilage are recorded as current period charges.

The Company had no impairment charges for the six months ended December 31, 2020 and 2019.

g.	Property, plant and equipment, net

Zhongyuan Trading’s property and equipment are recorded at cost less accumulated depreciation with 5% residual value. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Furniture	3-5 years
Office equipment and others	3-5 years
Motor vehicles	4 years

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon. Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

h.	Leased property under operating lease

On July 1, 2020, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements. Adoption of this standard resulted in the recording of operating lease ROU assets and corresponding operating lease liabilities and had no impact on accumulated deficit as of July 1, 2020. It had an impact on the Company’s consolidated balance sheets, upon adoption, the Company recognized additional lease liabilities of approximately US$458,027 with corresponding ROU assets of the same amount based on the present value of the remaining rental payments under current leasing standards for existing leases. The remaining balance of lease liabilities are presented within current portion and the non-current portion of lease liabilities on the Consolidated Balance Sheet.

i.	Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, applying the modified retrospective method.

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company did not control the specified goods before that is transferred to the customers and the Company is an agent. The automobile transaction facilitation revenue should be recognized on a net basis.

The Company does not believe that significant management judgements are involved in revenue recognition, but the amount and timing of the Company’s revenues could be different for any period if management made different judgments or utilized different estimates. Generally, the Company recognizes revenue under ASC Topic 606 for its performance obligation.

The automobile transaction facilitation revenue are derived principally from providing facilitation service to customers, the Company recognizes revenue upon the end customers obtained the vehicle ownership certificates, when the Company fulfills the obligation. The Company facilitated the purchase and sale of vehicles between automakers, dealers, automobile sellers and car buyers, and earned facilitation fee from helping end customers purchase the vehicle and obtain the vehicle ownership certificates. The promise of providing this service is distinct and is defined as a performance obligation The Company fulfills this obligation this obligation once the end customers have obtained the vehicle ownership certificates. In addition, the Company does not provide other maintenance services. The contracts have not created an implicit promise to provide other goods or services to its customers. The performance obligation under this type of business is to provide specific facilitation service to the customers, a single distinct performance obligation. Specifically, other than providing these services to the customers, there are no other commitments, quantitatively or qualitatively, in this contract.

For the licensing services, customers pay to the Company and has the right to use the brand, logo for one year. Thus, the only performance obligation under the contract is right to use brand name provided to the customers. The licensing service revenue is recognized ratably over the period the brand is provided and, as such, the Company considers the services to have been delivered (“over time”).

F-26

j.	Advertising, sales and marketing costs

Advertising, sales and marketing costs consist primarily of costs for the promotion and marketing of corporate image and service. The Company expensed all marketing and advertising costs as incurred.

k.	Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and the Company’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance.

Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitation has expired or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

l.	Value added taxes (“VAT”)

For the six months ended December 31, 2020 and 2019, the Company’s revenues are subject to VAT rates of 6% and 3%. From September 2019, the Company’s revenue are subject to VAT rates of 6%. The Company is also subject to surcharges, which includes urban maintenance and construction taxes and additional education fees on VAT payable in accordance with PRC law. The surcharges are at the rate of 12% of the VAT payable, depending on which tax jurisdiction the Company’s PRC operating entities operate in.

m.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

n.	Foreign currency transactions and translations

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates. The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

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For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and stockholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net loss of the consolidated financial statements for the respective periods.

The exchange rates used for foreign currency translation were as follows (US Dollars $1 = RMB):

	Period End	Average
12/31/2020	6.5249	6.7729
06/30/2020	7.0851	6.9993

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

o.	Comprehensive Income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding those resulting from investments by and distributions to stockholders. Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets, only consists of cumulative foreign currency translation adjustment.

p.	Fair Value Measurements

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no transfers between level 1, level 2 or level 3 measurements for the six months ended December 31, 2020 and 2019.

As of December 31, 2020 and June 30, 2020, none of the Company’s nonfinancial assets or liabilities was measured at fair value on a nonrecurring basis.

The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts receivables, other receivables, prepayment, accrued expenses and other liabilities, are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available.

q.	Earnings (loss) per share

Earnings (loss) per share are calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis when the impact is dilutive. The dilutive effect of outstanding common stock warrants and options are reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive.

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NOTE 4. SIGNIFICANT RISKS

Foreign currency risk

The Company’s operation is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. The Company places its cash and cash equivalents with financial institutions, which management believes are of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers.

Concentration risk

For the six months ended December 31, 2020 and 2019, most of the Company’s assets were located in the PRC and all of the Company’s revenues were derived from the PRC.

For the six months ended December 31, 2020, one customer accounted for 18% of the Company’s revenue. For the six months ended December 31, 2019, no customer accounted for over 10% of the Company’s revenue.

NOTE 5. ACCOUNTS RECEIVABLE, NET

	December 31,
	2020 (Unaudited)	June 30, 2020

Accounts receivable	$3,387	$3,263
Allowance	(102)	(235)
Accounts receivable, net	$3,285	$3,028

All of the accounts receivable are non-interest bearing. Based on the assessment of the collectability of the accounts receivable as of December 31, 2020 and June 30, 2020, the Company provided $102 and $235 in allowance, respectively.

NOTE 6. OTHER RECEIVABLES

	December 31,
	2020 (Unaudited)	June 30, 2020

Staff advance	$3,177	$3,635
Deposits and others	184,514	210,368
Advance for cooperation partners	405,978	810,765
Loan to a third party	1,226,072	1,130,023
Allowance	(1,637,681)	(1,887,882)
Other receivables, net	$182,060	$266,909

Deposits and others mainly consisted of deposits made to service providers.

Advance for cooperation partners represented advanced payment for the third party cooperative operation centers who are responsible for introducing end customers to the Company.

As of December 31, 2020 and June 30, 2020, loan to a third party represented an operating loan to a third party cooperation partner. The loan was from January 31, 2019 to January 31, 2021. The Company provided fully allowance for the balance.

The Company accrued allowance for the balance of other receivables according to the customer specific facts and economic conditions. Based on the assessment of the collectability of the deposit and others as of December 31, 2020 and June 30, 2020, the Company provided $1,637,681 and $1,887,882 in allowance, respectively.

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NOTE 7. PREPAYMENTS

	December 31,
	2020 (Unaudited)	June 30, 2020

Advances to service fees	$64,875	$198,949
Prepayment	$64,875	$198,949

Prepayments consisted of advances to service providers.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following:

	December 31,
	2020 (Unaudited)	June 30, 2020

Furniture	$3,238	$2,985
Office Equipment and others	83,614	77,063
Motor vehicles	153,228	141,225
Total	240,080	221,273
Less: accumulated depreciation	(125,568)	(87,243)
Property, plant and equipment, net	$114,512	$134,030

Depreciation expense for the six months ended December 31, 2020 and 2019 was $29,778 and $29,852, respectively.

NOTE 9. OPERATING LEASE RIGHT-OF-USE ASSETS

The Company leases offices premises under non-cancelable operating lease agreements, with an option to renew the leases. According to the new lease standard ASC 842-10-55, these leases are treated as operating leases. Management determined the loan interest rate of 6.00% is the weighted average discount rate for the leases. The interest rate of 6.00% is determined using an incremental borrowing rate with similar term in the PRC. The rental expense for the six months ended December 31, 2020 and 2019 was $126,951 and $103,525, respectively. All leases are on a fixed payment basis. None of the leases include contingent rentals. The Company had lease commitment of $400,371 as of December 31, 2020, of which $307,326 was within one year.

The Company does not have any variable lease costs. The weighted-average remaining lease term is 1.37 years at December 31, 2020.

Minimum future commitments under these agreements as of December 31, 2020 are as follows:

	Lease Commitment
Six months ending June 30,
2021		$176,009
Year ending June 30,	$
2022		$241,668
Total lease payment		$417,677
Less: imputed interest		$(17,306)
Present value of lease liabilities		$400,371
Current portion of obligations under operating leases		$291,670
Obligations under operating leases, non-current		$108,701

NOTE 10. ADVANCED FROM CUSTOMERS

	December 31,
	2020	June 30,
	(Unaudited)	2020

Advanced payments from customers	$203,758	$274,899
Deferred licensing service fees	-	3,842
Advanced payments from customers	$203,758	$278,741

Advanced payments from customers were payments received from customers as down payment for purchase of automobiles.

As of December 31, 2020, there was no balance regarding deferred licensing service fees. As of June 30, 2020, deferred licensing service fees represented payment received for licensing service.

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NOTE 11. ACCURED EXPENSE AND OTHER CURRENT LIABILITIES

	December 31,
	2020 (Unaudited)	June 30, 2020

Staff cost related payable	$40,803	$40,625
Other taxes payables	2,638	2,147
Consulting fee payable	186,018	174,533
Others	148,935	184,682
Accrued expenses and other current liabilities	$378,394	$401,987

Staff cost related payables are mainly consisted of employee salaries accrued.

Consulting fee payable represented amount due to a consulting company in connection with the Company’s becoming a reporting company.

NOTE 12. RELATED PARTY BALANCE AND TRANSACTIONS

a. Balances

Amount due from a related party:

	December 31,
	2020 (Unaudited)	June 30, 2020

Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd (i)	$-	$180,804
Amount due from a related party	$-	$180,804

Amount due to related parties:

	December 31,
	2020 (Unaudited)	June 30, 2020

Yaxuan Liu (ii)	$3,810,020	$3,729,077
Aiping Zhou (iii)	844,431	959,772
Zhenguo Sun (iv)	505,755	$466,135
Shenzhen Shenzhongyuan Wine Co., Ltd (v)	5,215	13,235
Amount due to related parties	$5,165,421	$5,168,219

(i)	Zhongyuan Vehicle Leasing (Shenzhen) Co., Ltd is a company controlled by the management of the Company.
(ii)	Yaxuan Liu is the general manager of Zhongyuan Trading and one of the stockholders of the Company.
(iii)	Aiping Zhou is the supervisor of Zhongyuan Trading and one of the stockholders of the Company.
(iv)	Zhenguo Sun is director of Zhongyuan Trading and one of the stockholders of the Company.
(v)	Shenzhen Shenzhongyuan Wine Co., Ltd is a company controlled by one of the management of the Company.

b. Transactions

	Six months ended December 31,
	2020	2019

Repayment of loans to related parties(1)	$348,830	$-
Loans borrowed from related parties(2)	$-	$1,717
Purchase from a related party(3)	37,137	-

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1. Repayment of loans to related parties

During the six months ended December 31, 2020 and 2019, repayment of loans to related parties in the amount of $348,830 and nil, respectively.

2. Loans borrowed from related parties

During the six months ended December 31, 2020 and 2019, loans borrowed from related parties in the amount of nil and $1,717, respectively.

3. Purchase from a related party

During the six months ended December 31, 2020 and 2019, purchase from a related party in the amount of $37,137 and nil, respectively.

NOTE 13. TAXATION

Income Tax

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because it has experienced operating losses. When it is more likely than not that a tax asset cannot be realized through future income, the Company must take a full valuation allowance for this future tax benefit. The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company’s operating entity incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applied to both domestic and foreign invested enterprises. During the six months ended December 31, 2020 and 2019, the Company have incurred a net operating loss of $80,645 and $1,386,868, respectively. And the Company had accumulated loss. As a result, the Company did not incur any EIT during the six months ended December 31, 2020 and 2019.

Deferred Tax

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carry forwards. The Company evaluates the potential realization of deferred tax assets on an entity-by-entity basis. As of December 31, 2020 and June 30, 2020, valuation allowances were provided against deferred tax assets in entities where it was determined it was more likely than not that the benefits of the deferred tax assets will not be realized. The Company had deferred tax assets as of December 31, 2020 and June 30, 2020, which can be carried forward to offset future taxable income. The management determines it is more likely than not that these deferred tax assets could not be recognized, so full allowances were provided as of December 31, 2020 and June 30, 2020. The Company maintains a full valuation allowance against its deferred tax assets, since due to uncertainties surrounding future utilization, the Company estimates there will not be sufficient future earnings to utilize its deferred tax assets.

The Company’s deferred tax assets were as follows:

	December 31,
	2020 (Unaudited)	June 30, 2020
Tax effect of net operating losses carried forward	$1,672,077	$1,655,141
Valuation allowance	(1,672,077)	(1,655,141)
Deferred tax assets, net	$-	$-

There were no uncertain tax positions as of December 31, 2020 and June 30, 2020 and the Company does not believe that this will change over the next twelve months.

NOTE 15. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. The Company has determined that except the events below, there are no other events that would have required adjustment or disclosure in the consolidated financial statements.

In January 2021, the Company has extended the operating loan to a third party cooperation partner for one year, to the date of January 31, 2022.

Although the COVID-19 epidemic seems to have been under relative control in China since May 2020, the COVID-19 epidemic has materially and adversely affected the Company’s business operations and condition and operating results. The Company’s operation remained still at minimal levels.

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ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits Schedule

The following exhibits are filed with this Form 10:

Exhibit Number	Description of Exhibit
3.1*	Articles of Incorporation of the Registrant, as amended
3.2*	Certificate of Amendment to Articles of Incorporation
3.3*	Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 2, 2020
10.1*	Definitive Share Exchange Agreement, dated October 8, 2019, by and between the Company and ZYQC International Holding Group Limited
10.2*	Form of Labor Contract
10.3*	Housing Lease Contract dated May 18, 2018, by and between Shenzhen Huarongfa Asset Management Co., Ltd. and Zhongyuan Automobile Trading Co., Ltd.
10.4**	Form of Business Cooperation Agreement

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

ZYQC GROUP HOLDING LIMITED

Date: April 16, 2021	By:	/s/ Yaxuan Liu
	Name:	Yaxuan Liu
	Title:	Chief Executive Officer

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